Exhibit 2.1

DATED 14 AUGUST 2014

SHARE PURCHASE DEED

among

XENOTIS PTY LTD

and

THE SHAREHOLDERS OF XENOTIS PTY LTD

and

THE SELLING SHAREHOLDER REPRESENTATIVE

and

LEMAITRE VASCULAR, INC.

and

LEMAITRE VASCULAR PTY LTD

CONTENTS

CLAUSE

1.	Interpretation	2
2.	Sale and purchase	6
3.	Purchase Price	7
4.	Closing	7
5.	Adjustment of purchase price/Deferred Payment	10
6.	Warranties	11
7.	Limitations on claims/Indemnity	13
8.	Tax Covenant	18
9.	Party as Trustee	18
10.	Restrictions on the Selling Shareholders and Designated Persons	19
11.	Confidentiality and announcements	23
12.	Further assurance	24
13.	Assignment	24
14.	Whole agreement	25
15.	Variation and waiver	25
16.	Costs	26
17.	Notice	26
18.	Interest on late payment	27
19.	Severance	28
20.	Agreement survives closing	28
21.	Third party rights	28
22.	Guarantee and Indemnity by Guarantor	29
23.	Obligations of Selling Shareholders	29
24.	Counterparts	29
25.	Selling Shareholder Representative	30
26.	Governing Law and Jurisdiction	31

SCHEDULE

SCHEDULE 1 PARTICULARS OF THE COMPANY, SUBSIDIARIES AND DIRECTORS		32

Part 1.	The Company	32

Part 2.	The Subsidiaries	32

SCHEDULE 2 PERMITTED ENCUMBRANCES		35

SCHEDULE 3 WARRANTIES		36

Part 1.	General warranties	36
1.	Power to sell the company	36
2.	Shares in the company and subsidiaries	36
3.	Constitutional and corporate documents	37
4.	Information	38
5.	Compliance with laws/No Conflicts	38
6.	Licences and consents	39
7.	Insurance	39
8.	Power of attorney	39
9.	Disputes and investigations	40
10.	Products	40
11.	Customers and suppliers	41
12.	Antitrust	42
13.	Contracts	43
14.	Transactions with the Selling Shareholders	44
15.	Finance and guarantees	45
16.	Insolvency	46
17.	Assets	47
18.	Condition of plant and equipment	48
19.	Environmental	48
20.	Intellectual property	51
21.	Information technology	54
22.	Data protection	55
23.	Employment	55
24.	Property	59
25.	Accounts	61
26.	Financial and other records	63
27.	Changes since Accounts Date	63
28.	Effect of sale of shares	65
29.	Selling Shareholder Representative	66
30.	Retirement benefits	66

Part 2.	Tax warranties	68
1.	General	68
2.	Capital gains	69
3.	Capital Losses	69
4.	Net Operating Losses	69
5.	Depreciation reliefs	69
6.	Distributions and other payments	69
7.	Loans and derivatives	70
8.	Tax groups and fiscal unities	70
9.	Intangible assets and intellectual property	70
10.	Company residence and overseas interests	71
11.	Transfer pricing	71
12.	Anti-avoidance	71
13.	Indirect taxes	71
14.	Share Capital Account not Tainted	72
15.	Stamp duties and transfer taxes	72

SCHEDULE 4 MARCH BALANCE SHEET		73

SCHEDULE 5 INTELLECTUAL PROPERTY RIGHTS		74

Part 1.	Registered intellectual property rights

Part 2.	Material unregistered intellectual property rights

Part 3.	Intellectual property rights licensed from third parties

Part 4.	Intellectual property rights licensed to third parties

SCHEDULE 6 INFORMATION TECHNOLOGY		1

Part 1.	Particulars of IT system

Part 2.	Particulars of IT contracts

SCHEDULE 7 NONE		2

Part 1.	Freehold properties

Part 2.	Leasehold properties

Part 3.	Other real property

SCHEDULE 8 PARTICULARS OF PROPERTIES		3

SCHEDULE 9 DISCLOSURE SCHEDULE		4
1.	Disclosures referred to in the deed	4
2.	Specific disclosures against warranties	5

SCHEDULE 10 TAX COVENANT		6

THIS DEED is dated 14 August 2014

PARTIES

(1)	Xenotis Pty Ltd, incorporated and registered in Victoria, Australia with Australian Company Number 105 933 202 and whose registered office is at 36 Munster Terrace, North Melbourne VIC 3051 (the Company).

(2)	The shareholders of the Company as listed in Part 1 of Schedule 1 signatory hereto (the Selling Shareholders).

(3)	Vinogopal Ramayah of Level 1, 48 Market Place, c/o Cereus Holdings Ltd, Auckland, Central New Zealand as the representative of the Selling Shareholders identified herein (the Selling Shareholder Representative).

(4)	LeMaitre Vascular, Inc. incorporated and registered in the State of Delaware, United States of America, with company number 2905004 whose office is at 63 Second Avenue, Burlington, MA 01803 USA (the Guarantor).

(5)	LeMaitre Vascular Pty Ltd, incorporated and registered in Victoria, Australia with Australian Company Number 166 810 920 whose registered office is at 214/189 South Centre Road, Tullamarine VIC 3043 (the Buyer).

(6)	Vinogopal Ramayah, Judith Ketharanathan and Hugh McCormack (each a Designated Person).

BACKGROUND

(A)	The Company has an issued share capital of 5,481,612 Ordinary Shares.

(B)	Further particulars of the Company and its Subsidiaries at the date of this deed are set out in Schedule 1.

(C)	The Selling Shareholders have agreed to sell, and the Buyer has agreed to buy, the Sale Shares subject to the terms and conditions of this deed.

(D)	The Guarantor is the ultimate holding company of the Buyer and has agreed to guarantee the obligations of the Buyer.

(E)	The Designated Persons have agreed to give the covenants relating to them contained in this Deed and expect to receive a benefit by executing it.

AGREED TERMS

1.	INTERPRETATION

1.1	The definitions and rules of interpretation in this clause apply in this deed.

Accounts: the audited financial statements of the Company as at and to the Accounts Date comprising the consolidated group accounts of the Company and its Subsidiaries, including the balance sheet, profit and loss account together with the notes thereon, the cash flow statement and the auditor’s and Directors’ reports (copies of which are attached to the Disclosure Schedule).

Accounts Date: June 30, 2013.

Affiliate: with respect to any specified person, means any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

Auditor: David Cunningham.

Business: the business of the Company and its Subsidiaries, namely the development, manufacture, marketing, distribution and sale of biosynthetic implants, including the Omniflow II product line.

Business Day: a day (other than a Saturday, Sunday or public holiday) when banks in Melbourne, Victoria, Australia are open for business.

Business Restraint Area has the meaning given to it in clause 10.

Closing: the closing of the sale and purchase of the Sale Shares in accordance with this deed.

Closing Agenda: a document in agreed form identifying the documents to be delivered by the Buyer, the Company and the Selling Shareholders at Closing.

Closing Balance Sheet: the balance sheet setting out the net assets of the Company as at the Closing Date.

Closing Date: has the meaning given in clause 4.

Closing Payment: AUD$5,500,000.

Control: has the meaning given by section 50AA of the Corporations Act (CTH) 2001, and a Change of Control occurs if a person who Controls any entity ceases to do so or if another person acquires Control of it.

Deferred Payment: AUD$1,500,000 as adjusted in accordance with this deed.

Designated Persons: has the meaning given in clause 10.1.

Director: each person who is a director of the Company or any of its Subsidiaries, the names of whom are set out in Schedule 1.

Disclosed: fairly, fully, clearly and accurately disclosed (with sufficient details to identify the nature and scope of the matter disclosed) in or under the Disclosure Schedule.

Disclosure Schedule: Schedule 9 to this deed.

Encumbrance: any interest of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title, retention, retention of title or any other security agreement or arrangement.

Group: in relation to a company, that company, its Subsidiaries, any company of which it is a Subsidiary (its holding company) and any other Subsidiaries of any such holding company; and each company in a Group is a member of the Group.

Unless the context otherwise requires, the application of the definition of Group to any company at any time will apply to the company as it is at that time.

GST has the meaning given to it in the GST Act.

GST Act has the meaning given by the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

Indirect Tax: GST, value added, turnover, sales or corresponding Tax.

Intellectual Property Rights: has the meaning given in paragraph 20 of Schedule 3.

Loss and Losses: have the meanings set out in clause 7.

Management Accounts: the unaudited consolidated balance sheet and the unaudited consolidated profit and loss account of the Company and its Subsidiaries (including, in each case, any notes on them) for the three and nine months ended March 31, 2014 (a copy of which is attached to the Disclosure Schedule).

March Balance Sheet: the Company’s balance sheet as at 31 March 2014, a copy of which is set out in Schedule 4.

Material Contract: has the meaning given in paragraph 13.1 of Schedule 3.

MDD: has the meaning given in paragraph 10.4 of Schedule 3.

Permitted Encumbrance:

(a)	any Encumbrance that is a purchase money security interest granted by the Company or its Subsidiaries in the ordinary course of business in respect of goods held by that company as inventory as that terms is defined in section 9 of the PPSA;

(b)	an Encumbrance arising by operation of law and which is not enforceable at the date of this deed; and

(c)	an Encumbrance listed at Schedule 2.

PPSA: the Personal Property Securities Act 2009 (Cth).

Pre-Closing Product Claims: any claims related to a completed Product manufactured and held in inventory for sale or sold prior to the time of Closing.

Products: the biosynthetic products of the Company, including the Omniflow II product line.

Properties: has the meaning given in paragraph 24 of Schedule 3.

Purchase Price: the aggregate purchase price for the Sale Shares to be paid by the Buyer to the Selling Shareholders in accordance with clause 3.

Restraint Period: has the meaning given in clause 10.10.

Sale Shares: 100% of the issued and outstanding shares of the Company at Closing, namely 5,481,612 Ordinary Shares in the Company, all of which are fully paid.

Selling Shareholder Trust Account: means the following bank account:

Bank:
Branch:
BSB:
Account:
Swift Code:
Account Name:

Subsidiary: in relation to a company (the holding company), any company in which the holding company (or persons acting on its behalf) directly or indirectly holds or controls either:

(d)	a majority of the voting rights exercisable at shareholder meetings of that company; or

(e)	the right to appoint or remove a majority of its board of directors,

and any company which is a Subsidiary of another company is also a Subsidiary of that company’s holding company.

Unless the context otherwise requires, the application of the definition of Subsidiary to any company at any time shall apply to the company as it is at that time.

Target NTA Amount: $1,746,229. The Target NTA Amount represents $220,000 plus the amount of the net tangible assets of the Company as at March 31, 2014, as shown on the balance sheet as of such date, which was prepared using the same accounting standards consistently applied as were used to prepare the Accounts.

Tax or Taxation: whether or not directly or primarily chargeable against or attributable to the Company and regardless of whether the Company has, or may have, any right of reimbursement against any other person:

(a)	any form of tax, levy, impost, duty, contribution, customs and other import duties, liability and charge in the nature of taxation and all related withholdings or deductions of any kind (including, for the avoidance of doubt, any insurance and social security contribution liabilities and similar or corresponding obligations) wherever and whenever payable and shall further include any amount payable as a consequence of any claim, direction order or determination of any Taxation Authority; and

(b)	all fines, penalties, charges, costs and interest included in or relating to any of the above or to any obligation in respect of any of the above.

Tax Covenant: the tax covenant set out in Schedule 10.

Tax Warranties: the warranties in Part 2 of Schedule 3.

Taxation Authority: any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official competent to impose, administer, levy, assess or collect Tax.

Taxation Statute: any directive, statute, enactment, law or regulation wherever enacted or issued, coming into force or entered into providing for or imposing any Tax, or providing for the reporting, collection, assessment or administration of any Tax liability, and shall include orders, regulations, instruments, bye-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision that amends, extends, consolidates or replaces the same or that has been amended, extended, consolidated or replaced by the same.

Third Country: has the meaning given in paragraph 10.4 of Schedule 3.

Transaction: the transaction contemplated by this deed or any part of that transaction.

Warranties: the representations and warranties in this Deed, including clause 2, clause 6 and Schedule 3.

Warranty Insurance Policy: the warranty and indemnity insurance policy issued to the Selling Shareholders by the Warranty Insurer indemnifying the Selling Shareholders with effect from Closing against any Loss arising out of or in connection with a breach of the Warranties and the indemnification obligations under this Deed, subject to the limitations set out in the policy.

Warranty Insurer: means HCC International Insurance Company PLC.

1.2	Clause and schedule headings do not affect the interpretation of this deed.

1.3	A person includes a natural person, a corporate or unincorporated body (whether or not having separate legal personality) and that person’s personal representatives, successors or permitted assigns.

1.4	Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular and a reference to one gender includes a reference to the other genders.

1.5	Whenever the words “include”, “includes” or “including” are used in this deed, they are deemed to be followed by the words “without limitation.”

1.6	Subject to clause 13, a reference to any party shall include that party’s personal representatives, successors and permitted assigns.

1.7	A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established.

1.8	A reference to a particular statute, statutory provision or subordinate legislation is a reference to it as it is in force from time to time, taking account of any amendment or re-enactment and includes any statute, statutory provision or subordinate legislation which it amends or re-enacts and subordinate legislation for the time being in force made under it.

1.9	Documents in agreed form are documents in the form agreed by the parties to this deed and initialled by them for identification.

1.10	References to clauses and schedules are to clauses and schedules of this deed; references to paragraphs are to paragraphs of the relevant schedule.

1.11	References to times of day are, unless the context otherwise requires, to Melbourne, Victoria, Australia time and references to a day are to a period of twenty four hours running from midnight on the previous day.

1.12	Any amount expressed to be in dollars shall mean Australian dollars and, to the extent that it requires, in whole or in part, to be expressed in any other currency in order to give full effect to this deed, be deemed for that purpose to have been converted into the relevant currency immediately before the close of business on the date the payment is due (or, if that is not a Business Day, the Business Day immediately following it).

1.13	References to this deed include this deed as amended or varied in accordance with its terms.

2.	SALE AND PURCHASE

2.1	On the terms of this deed, the Selling Shareholders shall sell, and the Buyer shall buy, with effect from Closing, the Sale Shares.

2.2	Each of the Selling Shareholders:

(a)	represents and warrants that it has the right to sell its Sale Shares on the terms set out in this deed;

(b)	shall do all it can, at its own cost, to give the Buyer the full legal and beneficial title to its Sale Shares; and

(c)	sells the Sale Shares to the Buyer free from all Encumbrances.

2.3	Each of the Selling Shareholders, and the Company, represents and warrants to the Buyer that there is no right to require the Company to issue any share capital or create an Encumbrance affecting any unissued shares or debentures or other unissued securities of the Company.

2.4	Each of the Selling Shareholders represents and warrants to the Buyer that no commitment has been given to create an Encumbrance affecting its Sale Shares (or any unissued shares or debentures or other unissued securities of the Company), or for the Company to issue any share capital and no person has claimed any rights in connection with any of those things.

2.5	Each of the Selling Shareholders confirms that the Sale Shares are sold with all rights that attach, or may in the future attach, to them (including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the date of this deed).

2.6	The Company represents and warrants that the Sale Shares identified in Schedule 1 represent 100% of the issued shares of the Company.

2.7	The Buyer is not obliged to complete the purchase of any of the Sale Shares unless the purchase of all of the Sale Shares is completed simultaneously.

3.	PURCHASE PRICE

3.1	The Purchase Price equals the Closing Payment plus the Deferred Payment, as adjusted in accordance with the terms of this deed.

3.2	The Closing Payment is payable in cash at Closing. The Deferred Payment is payable in accordance with clause 5.

3.3	The Purchase Price shall be deemed to be reduced by the amount of any payment made or any amount owing to the Buyer:

(a)	for a breach of any Warranty; or

(b)	under any other clause of this deed.

4.	CLOSING

4.1	Closing shall take place on the Closing Date at 10am:

(a)	at the offices of Madgwicks Lawyers, Level 33, 140 William Street, Melbourne, Victoria, 3000; or

(b)	at any other place or time as agreed in writing by the Selling Shareholder Representative, the Company and the Buyer.

4.2	Closing Date means 14 August 2014.

4.3	At Closing each Selling Shareholder shall:

(a)	transfer the Sale Shares in such form as is necessary for the Buyer to establish legal ownership in accordance with the law of Victoria, Australia, including by accompanying the Sale Shares with a properly completed share transfer form;

(b)	cause the Company to deliver a certified copy of the resolution adopted by the board of directors of the Company approving the Transaction and authorising:

(i)	the execution and delivery by the officers specified in the resolution of this deed any documents necessary to transfer the Sale Shares in accordance with clause 4.3(a) and any other documents referred to in this deed; and

(ii)	the cancellation of the existing share certificates for the Sale Shares and the delivery by the Company to the Buyer of a new share certificate for the Sale Shares in the name of the Buyer;

(iii)	the appointment of directors nominated by the Buyer;

(c)	deliver or cause to be delivered all other documents identified in the Closing Agenda as documents to be delivered by the Company or the Selling Shareholders at Closing, including:

(i)	the written resignations of directors and officeholders of the Company and the Subsidiaries at the Buyer’s direction;

(ii)	duly executed transfers of the Sale Shares in favour of the Buyer together with the share certificates relating to the Sale Shares;

(iii)	keys and access passes to the Properties; and

(iv)	duly completed bank authorities directed to the bankers of the Company providing authority of the persons nominated by the Buyer to operate the bank accounts of the Company and each of its Subsidiaries; and

if necessary, procure that a meeting of the Company and each of its Subsidiaries is held at which the business identified for that meeting in the Closing Agenda is conducted.

4.4	Each Selling Shareholder in executing this deed:

(a)	states that they are in favour of the special resolution to amend the constitution of the Company by deleting the Rules in Schedule II referable to rule 50.1 of that constitution; and

(b)	waives any pre-emptive or similar rights that it has or that may arise at any time before Closing in relation to the sale to the Buyer of the Shares held by each other Selling Shareholder.

4.5	At Closing the Buyer shall:

(a)	pay the Closing Payment by wire transfer to the Selling Shareholder Trust Account to be subsequently disbursed to the Selling Shareholder Representative on behalf of the Selling Shareholders. Payment made to the Selling Shareholder Trust Account in accordance with this clause shall constitute a valid discharge of the Buyer’s obligations under clause 3.2;

(b)	deliver a certified copy of the resolution adopted by the board of directors of the Buyer authorising the Transaction and the execution and delivery by the officers specified in the resolution of this deed; and

(c)	deliver all other documents identified in the Closing Agenda as documents to be delivered by the Buyer at Closing.

4.6	The obligations of the parties under clause 4 are interdependent and must be performed, as nearly as possible, simultaneously. If any obligation specified in clause 4 is not performed on or before Closing then, without limiting any other rights of the parties, Closing is taken not to have occurred and any document delivered, or payment made, under clause 4 must be returned to the party that delivered it or paid it.

4.7	If any party does not comply with clause 4, the other party may, without prejudice to any other rights it has:

(a)	proceed to Closing;

(b)	defer Closing to a date after the date on which Closing would otherwise have taken place; or

(c)	rescind this deed without any liability to the other party.

4.8	As soon as possible after Closing and in any event within 30 days of Closing, the Selling Shareholders shall send to the Buyer (to such location as directed by the Buyer) all records, correspondence, documents, files, memoranda and other papers relating to the Company and its Subsidiaries, not otherwise required to be delivered at Closing under this deed, that are not kept at any of the Properties.

5.	ADJUSTMENT OF PURCHASE PRICE/DEFERRED PAYMENT

5.1	The Purchase Price shall be adjusted as follows:

(a)	Within 30 days of Closing, the Buyer must procure that the Auditor of the Company, in consultation with the auditor of the Buyer, prepares the Closing Balance Sheet and delivers it to the Selling Shareholder Representative and the Buyer.

(b)	The Closing Balance Sheet must be prepared in a manner consistent with the March Balance Sheet and in accordance with the accounting standards applied to the March Balance Sheet, and must specify the actual net tangible assets of the Company at Closing (Actual NTA Amount).

(c)	Each of the Buyer and the Selling Shareholder Representative must within 15 Business Days after the date on which they receive the Closing Balance Sheet give to the other party either:

(i)	a notice stating that they agree with the Closing Balance Sheet; or

(ii)	a notice stating that they do not agree with the Closing Balance Sheet and specifying the disputed items.

(d)	If either party gives notice of dispute then:

(i)	the Closing Balance Sheet is final and conclusive of all matters specified in it except for the disputed items;

(ii)	the Buyer and the Selling Shareholder Representative must confer and use reasonable endeavours to resolve each disputed item;

(iii)	the Buyer must, on reasonable notice from the Selling Shareholder Representative, provide to the Selling Shareholder Representative reasonable access to the books and records of the Company in order to evaluate each disputed item; provided, however, that the Buyer is not under any obligation to pay any money in respect of such endeavours;

(iv)	if any disputed item is not resolved within 10 Business Days after the date that a dispute notice is given then either party may give a notice to the other party stating that it requires the disputed item to be determined by independent expert determination.

(e)	Any expert determination of a disputed item must be conducted in accordance with the following provisions:

(i)	the expert must be a person (or firm of accountants):

(ii)	who is independent, with experience and academic qualifications in the field of accountancy; and

(iii)	agreed between the parties or failing agreement between the parties within 10 Business Days after the referral to expert determination, a person nominated by the president at that time of the Institute of Chartered Accountants Australia Victoria Division;

(iv)	the expert must issue a written determination containing reasons;

(v)	the determination of the expert will be final and binding in the absence of manifest error; and

(vi)	the costs of the expert are payable in accordance with the determination by the expert.

(f)	On determination of the final Closing Balance Sheet by the agreement of the parties or the determination of the expert the Purchase Price will be adjusted as follows:

(i)	if the Actual NTA Amount exceeds the Target NTA Amount, then the amount of the excess will be paid by the Buyer to the Selling Shareholders. Any amount payable under this clause by the Buyer will be payable to the Selling Shareholder Representative within 15 days of the date of delivery of the Closing Balance Sheet to the Selling Shareholder Representative or the determination of the expert. Payment made to the Selling Shareholder Representative in accordance with this clause shall constitute a valid discharge of the Buyer’s obligations under this clause; and

(ii)	if the Actual NTA Amount is less than the Target NTA Amount, then the amount of the deficiency will be paid by the Selling Shareholders to the Buyer. Any amount payable under this clause by the Selling Shareholders shall be deducted from the Deferred Payment by the Buyer.

5.2	The Buyer shall pay the Deferred Payment by wire transfer to the Selling Shareholder Trust Account, by or on the one (1) year anniversary of the Closing Date, to be subsequently disbursed to the Selling Shareholders. Payment made to the Selling Shareholder Trust Account in accordance with this clause shall constitute a valid discharge of the Buyer’s obligations under clause 3.2. No Selling Shareholder shall have recourse against the Buyer for payment of the Deferred Payment or any other amount owing hereunder after the Buyer has paid the Deferred Payment or such other amount to the Selling Shareholder Trust Account.

6.	WARRANTIES

6.1	Each Selling Shareholder acknowledges and agrees that the Buyer enters into this deed on the basis of, and in reliance on, the Warranties.

6.2	Each Selling Shareholder and, as applicable, the Company, warrants and represents to the Buyer that each Warranty is true, accurate and not misleading on the date of this deed, as qualified by the Disclosure Schedule.

6.3	The Warranties will remain in full force and effect after the Closing Date despite Closing.

6.4	Subject to the limitations contained in clause 7 but without prejudice to the right of the Buyer to claim on any other basis or take advantage of any other remedies available to it, if any Warranty is breached or proves to be untrue or misleading, each of the Selling Shareholders undertakes to pay to the Buyer on demand:

(a)	the amount necessary to put the Buyer or the Company and each of its Subsidiaries or any of them into the position they would have been in if the Warranty had not been breached or had not been untrue or misleading; and

(b)	all costs and expenses (including, without limitation, damages, legal and other professional fees and costs, and penalties) incurred by the Buyer or the Company or any of its Subsidiaries as a result of the breach or of the Warranty not being true or being misleading (including a reasonable amount in respect of management time).

6.5	The Buyer is not entitled to recover damages or otherwise obtain restitution more than once in respect of the same loss.

6.6	Warranties qualified by the expression so far as a person is aware (or any similar expression) are deemed to be given to the best of the knowledge, information and belief of such person after it has made all reasonable and careful enquiries of each of the directors of the Company and Christine McCormack, Judith Ketharanathan and Craig Newton.

6.7	Each of the Warranties is separate and, unless specifically provided, is not limited by reference to any other Warranty or anything in this deed.

6.8	With the exception of matters Disclosed, no information of which the Buyer and/or its agents and/or advisors has knowledge (actual, constructive or imputed) or which could have been discovered (whether by investigation made by the Buyer or made on its behalf) shall prejudice or prevent any claim or Loss or reduce any amount recoverable thereunder. The Buyer warrants that it has no actual knowledge of any breach of any Warranty on the Closing.

6.9	Each Selling Shareholder agrees that any information supplied by the Company or any of its Subsidiaries or by or on behalf of any of the employees, directors, agents or officers of the Company and any of its Subsidiaries (Officers) to the Selling Shareholders or its advisers in connection with the Warranties, the information Disclosed in the Disclosure Schedule or otherwise shall not constitute a warranty, representation or guarantee as to the accuracy of such information in favour of such Selling Shareholder, and each Selling Shareholder hereby undertakes to the Buyer and to the Company, the Subsidiaries and each Officer, that it waives any and all claims which it might otherwise have against any of them in respect of such claims.

7.	LIMITATIONS ON CLAIMS/INDEMNITY

7.1	Selling Shareholders shall indemnify, hold harmless and defend the Buyer, the Company and the Company’s Subsidiaries against any loss, liability, claim, damage or expense including, without limitation, legal and other professional fees and costs, penalties, expenses, other than consequential loss (each a Loss and collectively, Losses) suffered or incurred by the same indemnified party to the extent arising directly from or in connection with (i) any breach of any representation or Warranty of the Company or any Selling Shareholder, or (ii) any breach by any Selling Shareholder of any agreement or undertaking, or covenant contained in this Deed. This indemnity does not merge on, and survives, Closing. The Buyer holds the benefit of the indemnity in this clause 7.1 both for itself and as agent and trustee for the Company and each of the Subsidiaries of the Company and the Selling Shareholders agree the Buyer may enforce the indemnity, for itself and on behalf of the Company and each such Subsidiary.

7.2	The liability of the Selling Shareholders pursuant to clause 7.1 is limited as follows:

(a)	for all Losses related to Pre-Closing Product Claims, liability shall not exceed $1,000,000 in the aggregate;

(b)	for all Losses relating to environmental matters, liability shall not exceed $3,000,000 in the aggregate;

(c)	for all Losses related to a breach of any Warranty or covenant (i) related to Tax or (ii) related to title of the Sale Shares, liability shall not exceed the Purchase Price;

(d)	for all Losses related to any breach of any other Warranty or covenant liability shall not exceed:

(i)	for any claims for Losses made up to and including the date of the first anniversary of the Closing Date – an amount equivalent to the Purchase Price (Purchase Price Equivalent);

(ii)	for any claims for Losses made from (but excluding the date of) the first anniversary until (and including) the date of the second anniversary of the Closing Date – an amount equivalent to 75% of the Purchase Price Equivalent;

(iii)	for any claims for Losses made from (but excluding the date of) the second anniversary until (and including) the date of the third anniversary of the Closing Date – an amount equivalent to 50% of the Purchase Price Equivalent;

(iv)	for any claims for Losses made from (but excluding the date of) the third anniversary until (and including) the date of the fourth anniversary of the Closing Date – an amount equivalent to 25% of the Purchase Price Equivalent.

7.3	The Selling Shareholders are not liable in respect of a claim unless the Buyer gives the Selling Shareholder Representative notice containing the information specified in clause 7.6 by no later than:

(a)	7 years after Closing relating to any claim giving rise to the Losses related thereto expires in respect of a claim arising out of a breach of any Warranty or covenant (i) related to Tax, (ii) related to title of the Sale Shares, or (iii) related to environmental matters; or

(b)	4 years after Closing in respect of any other claim.

7.4	The Selling Shareholders shall not be liable for a claim unless the aggregate amount the Buyer is entitled to recover in relation to that claim exceeds $5,000, and the aggregate amounts in relation to all claims is at least $40,000, in which case the whole amount of all Losses (and not just the amount by which the threshold in this clause is exceeded) is recoverable by the Buyer.

7.5	The Selling Shareholders shall not be liable for any Loss to the extent that the Loss:

(a)	directly relates to matters Disclosed;

(b)	relates to any breach of Warranty given by the Buyer;

(c)	relates to any matter specifically and fully provided for in the Accounts; or

(d)	relates to a breach of any Warranty known by the Buyer but not disclosed to the Selling Shareholders in accordance with clause 6.8.

7.6	The Selling Shareholders shall not be liable for a Loss unless:

(a)	the Buyer has given the Selling Shareholder Representative notice in writing of the Loss or potential Loss, summarising the nature of the Loss as far as it is known to the Buyer and the amount(s) claimed;

(b)	the Buyer has provided the Selling Shareholders Representative all documents and information held by the Buyer in respect of the Loss reasonably requested in writing by the Selling Shareholders Representative within 10 Business Days of giving of the notice in clause 7.6(a); and

(c)	the Buyer has used its reasonable endeavours to hold bona fide discussions with the Selling Shareholders Representative for a period not exceeding 37 days from the date the notice in clause 7.6(a) was given in an attempt to agree the amount to be paid in settlement of the claim for the Loss.

7.7	If a claim for Loss or potential Loss of the Buyer exists at the date the Deferred Payment is due, and the procedure in clause 7.6 has not been completed in respect of such claim, the due date for payment of an amount equivalent to the amount of the claim shall be postponed to the date the procedure in clause 7.6 shall have concluded. At the conclusion of that procedure, clauses 7.8 and 7.9 shall apply.

7.8	Subject to the limitations set forth in this clause 7, the Buyer will deduct all sums owing to the Buyer in respect of a claim allowed under clause 7.6 from the Deferred Amount. If the Deferred Amount is less than the amount owed, the Selling Shareholders shall pay all of the sums so owing to the Buyer by wire transfer or certified or bank cashier’s check within 10 Business Days after the date of such notice.

7.9	Notwithstanding anything herein to the contrary, the Buyer shall first be entitled to offset any payments due from the Buyer to the Selling Shareholders, including without limitation the offset against the Deferred Payment set out in clause 7.8, against any Losses.

7.10	The Selling Shareholders’ liability pursuant to this clause 7 shall be as follows:

(a)	joint and several with respect to the following Selling Shareholders (each a Majority Seller):

(i)	Cereus Holdings Limited;

(ii)	Camrock Services Pty Ltd as trustee for McCormack Family Trust; and

(iii)	Wilkracht Pty Ltd as trustee for Ketharanathan Family Trust;

which, for the avoidance of doubt, shall mean that the Buyer shall have full recourse against each such Selling Shareholder hereunder for all recoverable Losses hereunder regardless of the amount of Sale Shares held by such holder pre-Closing.

(b)	several with respect to all other Selling Shareholders in proportion to their pre-Closing ownership of Sale Shares to all Sale Shares,

provided that each Selling Shareholder must use their best endeavours to ensure that the Buyer obtains the full benefit of the indemnity provided in clause 7, save that no Selling Shareholder is under any obligation to pay any money in respect of such endeavours.

The total liability of a Selling Shareholder who is not a Majority Seller is limited to the amount of Purchase Price received by that Selling Shareholder.

7.11	None of the limitations of liability in this clause 7 applies to a Loss that arises or is delayed as a result of fraud or wilful misconduct by any Selling Shareholder, their agents or advisers, or and nothing in this clause 7 limits or excludes any liability therefor.

7.12	With respect to a particular Loss, the liability of the Selling Shareholders shall be reduced by the amount, if any, of:

(a)	any net Tax benefit (a) that is due to such Loss and (b) that is actually realized by the Buyer or the Company after Closing;

(b)	any amount actually recovered by Buyer from any third party including under any contract of insurance; provided that the Buyer shall use commercially reasonable efforts to pursue and collect any amounts payable under its, the Company’s or the Guarantor’s insurance policies on account of its Losses, but only if doing so will not result in (i) an increase in premium(s) due then or in the future to procure comparable insurance or an increase in deductibles; or (ii) a decrease in the levels of insurance or a change in the risks insured against; or (iii) prejudice to its claims or rights to indemnification hereunder;

(c)	any fine, penalty or interest imposed in respect of such Loss or potential Loss as a result of the failure of the Buyer to give notice of the Loss or potential Loss within the relevant time periods relating to that Loss or potential Loss;

(d)	the portion of the Loss attributable to:

(i)	the enactment, amendment of any legislation or change in the administration or interpretation of any legislation after Closing; or

(ii)	any change in Accounting Standards after Closing, after the date of this deed;

(e)	the increase in the Loss as a result of the failure of the Buyer to use its reasonable endeavours to mitigate such Loss;

(f)	the portion of the Loss as a result of the Buyer’s promotion of the Products for use in contravention of the instructions for use of the Products or other similar negligent actions of the Buyer;

(g)	the portion of the Loss that is consequential; or

(h)	the portion of the Loss that is in respect of any budget, forecast, estimate, projection, model, yield projection, price forecast or other statement, in each case that specifically relates to the future.

7.13	The Buyer acknowledges and agrees that:

(a)	it has made its own searches, investigations and enquiries in relation to the Company, the Business and the Assets (Due Diligence Investigations);

(b)	the Selling Shareholders have not made any warranty in relation to the Company or the transactions described in this deed other than the Warranties.

7.14	If the Buyer recovers a Loss from the Selling Shareholders under this clause 7 (Claim Payment) and the Buyer subsequently recovers an amount from a third party in respect of that Loss (Recovered Amount) and if the Recovered Amount, when aggregated with the Claim Payment, exceeds the Buyer’s Loss recovered (the amount of such excess being the Excess), then the Buyer must promptly:

(a)	notify the Selling Shareholders that it has received a Recovered Amount; and

(b)	pay to the Selling Shareholder Representative an amount equal to the Excess less any reasonable costs and expenses (including in respect of Taxes) incurred by the Buyer or any related body corporate of the Buyer (as the case may be) in relation thereto.

7.15	The Guarantor covenants that it shall maintain (or it shall cause the Company to maintain) general liability and products liability insurance policies that cover the Business in accordance with prudent business practices for not less than four years following the Closing.

7.16	The Buyer must:

use its reasonable efforts to cause Bio Nova Holdings Pty Ltd to maintain its product liability insurance policy (the Product Policy) at the level in effect on the Closing until at least 30 August 2018, with the Selling Shareholder Representative named as an interested party; provided, however that:

7.17	the Buyer shall not be under any obligation to maintain the Product Policy unless and until the Selling Shareholder Representative has paid the full amount of the premium for such insurance policy at any time owing. Prior to making any claim against the Selling Shareholders in relation to a Pre-Closing Product Claim, the Buyer must first notify the Selling Shareholder Representative of such a claim and permit the Selling Shareholder to make a claim against the Product Policy, if then in effect. The Buyer must, on reasonable notice from the Selling Shareholder Representative, provide to the Selling Shareholder Representative reasonable access to any information and records in relation to a Pre-Closing Product Claim or a potential Pre-Closing Product Claim within the possession or control of the Buyer or the Company and reasonable assistance to allow the Selling Shareholder Representative to make a claim against the Product Policy. The Buyer is not under any obligation to pay any money in respect of the making or pursuit of any claim against the Product Policy. Provided that the Buyer shall have complied with the terms of this clause 7.17, nothing under this clause 7.17 shall limit or impair the Buyer’s rights hereunder to make a claim for Losses related to a Pre-Closing Product Claim against the Selling Shareholders.

7.18	The Buyer must, on reasonable notice from the Selling Shareholder Representative or the Warranty Insurer, provide to the Selling Shareholder Representative or the Warranty Insurer, as the case may be:

(a)	reasonable access to any information and records in relation to a Loss or a potential Loss, as relevant, within the possession and control of a Buyer or the Company; and

(b)	reasonable assistance to allow the Selling Shareholder Representative to make a Warranty Insurance Claim;

provided, however, that the Buyer is not under any obligation to pay any money in respect of such endeavours.

8.	TAX COVENANT

The provisions of Schedule 9 apply in this deed.

9.	PARTY AS TRUSTEE

9.1	If any party (Trustee) enters into this Deed in the capacity as trustee of any trust (Trust) under any trust deed, deed of settlement or other instrument (Trust Deed), and whether or not any other party has notice of the Trust, then the Trustee enters into this Deed both as trustee of the Trust and in its personal capacity.

9.2	The Trustee represents and warrants to the Buyer in respect of the Trust:

(a)	no action has been taken or proposed to terminate or dissolve the Trust;

(b)	the Trust Deed establishing the Trust is operative and has not been terminated or superseded; and

(c)	true copies of the Trust Deed establishing the Trust and any other document relating to the Trust have been provided to the Buyer and disclose all the terms of the Trust.

9.3	The Trustee represents and warrants to the Buyer that:

(a)	the Trustee has power under the Trust Deed and in the case of a corporation acting as Trustee under its constitution, to enter into and execute this Deed and to perform the obligations imposed under this Deed in its capacity as trustee;

(b)	all necessary resolutions have been passed as required by the Trust Deed and in the case of a corporate Trustee by its constitution, in order to make this Deed binding on the Trustee;

(c)	the execution of this Deed is for the benefit of the Trust;

(d)	the Trustee is not in default under the Trust Deed;

(e)	there is not now, and the Trustee will not do anything by virtue of which there will be in the future, any restriction or limitation on the right of the Trustee to be indemnified out of the assets of the Trust; and

(f)	there is no material fact or circumstance relating to the assets, matters or affairs of the Trust that might, if disclosed, be expected to affect the decision of the other parties, acting reasonably, to enter into this Deed.

9.4	The Trustee covenants that, until such time as the Trust shall have no obligations or potential obligations arising hereunder (including under clause 7 hereof), (a) the Trustee shall promptly provide written notice to the Buyer of any change in trustee of the Trust and a deed of accession to the terms of this deed and (b) the Trustee shall not take any action to terminate or dissolve the Trust.

10.	RESTRICTIONS ON THE SELLING SHAREHOLDERS AND DESIGNATED PERSONS

10.1	Each of Hugh McCormack, Judith Ketharanathan and Vino Ramayah (the Designated Persons) agrees that neither they nor any of their Affiliates shall at any time within the Business Restraint Area:

(a)	during the Restraint Period, directly or indirectly work in the field of vascular grafts/patches with an ovine or bovine component or be involved with any business that is in the field of vascular grafts/patches with an ovine or bovine component;

(b)	during the period beginning on the Closing Date and ending two years later, directly or indirectly work in the field of vascular devices or be involved with any business that is in the field of vascular devices; or

(c)	during the Restraint Period be involved with any of Wyndholm Park Pty Ltd., BVP Superannuation Nominees Pty Ltd or Dr. C.D. McKellar or their Affiliates in competition with the Business, including (without limitation) conducting any activity in the field of vascular grafts/patches with an ovine or bovine component in any business or in the field of vascular devices.

10.2	Notwithstanding clause 10.1: (i) the Buyer may direct, in its sole discretion, the Company to employ any of the Designated Persons after Closing and (ii) clause 10.1 shall not prohibit or restrict the ability of any of the Designated Persons to beneficially own 5% or less of the outstanding stock of any company or other enterprise engaging in any of the activities described in the first sentence of clause 10.1 provided such stock is publicly traded on a nationally recognized securities exchange.

10.3	Each of the Selling Shareholders and the Designated Persons agrees that neither they nor any of their Affiliates shall at any time during the Restraint Period, directly or indirectly interfere with the business relationship that the Buyer, the Company or any of its Subsidiaries has or may have with any past, existing or prospective customer of the Business, or disparage the Buyer, the Company, any of its Subsidiaries, the Business or the Products in any way.

10.4	Each of the Selling Shareholders and the Designated Persons agrees that neither they nor any of their Affiliates shall at any time during the Restraint Period:

(a)	offer employment to, enter into a contract for the services of, or attempt to entice away from the Company or any of its Subsidiaries, or employ any individual who is, at the time of the offer or attempt or employment, employed by, or engaged as a contractor by, the Company or any of its Subsidiaries; or

(b)	procure or facilitate the making of any such offer or attempt by any other person,

except where the offer of employment or entry into a contract for services results from a response to an untargeted public advertisement for the relevant employment or services or Designated Person or for the provision of services not directly or indirectly in competition with the Business.

10.5	Each of the Selling Shareholders and the Designated Persons agree that neither they nor any of their Affiliates shall at any time after Closing use in the course of any business:

(a)	any trade or service mark, business or domain name, design or logo which, at Closing, is, was or had been used by the Company or any of its Subsidiaries; or

(b)	anything which is, in the reasonable opinion of the Buyer, capable of confusion with such words, mark, name, design or logo.

10.6	Each of the Selling Shareholders and the Designated Persons agree that neither they nor any of their Affiliates shall at any time during the Restraint Period, solicit or entice away from the Company or any of its Subsidiaries any supplier to the Company or any of its Subsidiaries who had supplied goods and/or services to the Company or any of its Subsidiaries at any time during the twelve months immediately preceding the Closing Date, if that solicitation or enticement causes or would cause such supplier to cease supplying or materially reduce its supply of, those goods and/or services to the Company or any of its Subsidiaries.

10.7	The covenants in this clause 10 are intended for the benefit of the Buyer, the Company and its Subsidiaries and apply to actions carried out by the Selling Shareholders or the Designated Persons in any capacity and whether on the Selling Shareholders’ behalf, on behalf of any other person or jointly with any other person, provided that each Selling Shareholder and each Designated Person will only be liable in respect of its own actions and not for any actions of any other Selling Shareholder or Designated Person. The Buyer holds the benefit of the covenants in this clause 10 both for itself and as agent and trustee for the Company and each of the Subsidiaries of the Company. The Selling Shareholders and each Designated Person agree the Buyer may enforce the covenants for itself and on behalf of the Company and each such Subsidiary.

10.8	Each of the covenants in this clause 10 is a separate undertaking and shall be enforceable by the Buyer separately and independently of its right to enforce any one or more of the other covenants contained in this clause 10. Each of the covenants in this clause 10 is considered fair and reasonable by the parties but if any restriction is found to be unenforceable, but would be valid if any part of it were deleted or the period or area of application reduced, the restriction shall apply with such modifications as may be necessary to make it valid and enforceable.

10.9	The price for the undertakings contained in this clause 10 is included in the Purchase Price.

10.10	For the purpose of this clause 10, except in respect of the covenant in clause 10.1(b) where sub clauses (e) and (f) of this clause only shall apply, Restraint Period means the period beginning on the Closing Date and ending:

(a)	five years later; or

(b)	if, and only if, a court of competent jurisdiction determines that period is unreasonable, four years later; or

(c)	if, and only if a court of competent jurisdiction determines the period of four years is unreasonable, three years later; or

(d)	if, and only if a court of competent jurisdiction determines the period of three years is unreasonable, two years later; or

(e)	if, and only if a court of competent jurisdiction determines the period of two years is unreasonable, one year later; or

(f)	if, and only if a court of competent jurisdiction determines the period of one year is unreasonable, six months later.

10.11	For the purpose of this clause 10, Business Restraint Area means:

(a)	the world; or

(b)	if, and only if, a court of competent jurisdiction determines that area is unreasonable, Europe, the Asia Pacific region, the Americas, and the Middle East; or

(c)	if, and only if a court of competent jurisdiction determines that area is unreasonable, Europe, the Asia Pacific region and the Americas; or

(d)	if, and only if a court of competent jurisdiction determines that area is unreasonable, Europe, the Asia Pacific region and the Middle East; or

(e)	if, and only if a court of competent jurisdiction determines that area is unreasonable, Europe and the Asia Pacific region; or

(f)	if, and only if a court of competent jurisdiction determines that area is unreasonable, the Asia Pacific region; or

(g)	if, and only if a court of competent jurisdiction determines that area is unreasonable, Australia.

10.12	The Selling Shareholders and the Designated Persons acknowledge that by reason of their engagement by the Company and as a former principals in the Business prior to the acquisition of shares in the Company by the Buyer they have:

(a)	had an opportunity to meet, work with and become personally known to and acquainted with the Company’s employees, customers and prospective customers and to gain valuable insight into their respective strengths and needs, financial status and their relationship with the Company; and

(b)	obtained, utilised or gained access to secret and confidential information regarding the business, trade secrets and finances of the Company.

10.13	As a result of clause 10.12 , the Selling Shareholders and the Designated Persons further acknowledge that compliance with this clause 10 is necessary to protect the goodwill and other proprietary interests of the Company and that a breach by Selling Shareholders or the Designated Persons of the covenants set forth in this clause 10 will give rise to irreparable and continuing injury to the Company which is not adequately compensable in monetary damages or at law. Accordingly the Selling Shareholders and the Designated Persons agree that the Buyer and the Company, their successors and assigns may obtain injunctive relief against a breach or threatened breach of any provision of this clause 10, in addition to any other legal remedies which may be available to them under this Deed including without limitation, any on-going damage to the business of the Company which, to the extent it may be specifically calculable, shall be payable by the Selling Shareholders and/or the Designated Persons to the Company as a debt due.

10.14	Notwithstanding any other clause of this deed, each Selling Shareholders’ liability for any breach of this clause 10 shall be limited as follows:

(a)	limited to the amount of any Loss resulting from a breach by that Selling Shareholder or that Selling Shareholder’s Affiliates, and:

(i)	in respect of Cereus Holdings Ltd - includes Losses resulting from a breach by Vino Ramayah or his Affiliates;

(ii)	in respect of Camrock Services Pty Ltd - includes Losses resulting from a breach by Hugh McCormack or his Affiliates;

(iii)	in respect of Wilkracht Pty Ltd - includes Losses resulting from a breach by Judith Ketharanathan or her Affiliates;

(b)	several with respect to all other Selling Shareholders; and

(c)	the total liability of a Selling Shareholder who is not a Majority Seller is limited to the amount of Purchase Price received by that Selling Shareholder.

10.15	For the purpose of this clause 10, the expression “be involved with” means to own, manage, operate, finance, join, or control, or participate in the ownership, management, operation, financing or control of, be associated as a partner, lender, investor or representative in connection with any business.

10.16	Clause 10 will have a cumulative effect as several separate restraints for each activity listed in clauses 10.1, 10.3, 10.4 and 10.6, combined with the period listed in clause 10.10 and each area listed in clause 10.11 (where applicable). The persons subject to the restraint must comply with all possible combinations.

11.	CONFIDENTIALITY AND ANNOUNCEMENTS

11.1	Each Selling Shareholder undertakes to the Buyer and subject to clause 11.3, the Buyer undertakes to the Selling Shareholders, to keep confidential the terms of this deed and all information about the Company and its Subsidiaries and the Buyer and the Buyer’s Group and use the information only for the purposes contemplated by this deed.

11.2	Neither party is required to keep confidential or to restrict its use of:

(a)	information that is or becomes public knowledge other than as a direct or indirect result of the information being disclosed in breach of this deed; or

(b)	information that the parties agree in writing is not confidential; or

(c)	information about the other party’s Group, or the Company and the Company’s Subsidiaries, that it finds out from a source not connected with that Group, the Company or the Company’s Subsidiaries, and that it has acquired free from any obligation of confidence to any other person.

11.3	Notwithstanding clause 11.1, the Buyer does not have to keep confidential or restrict its use of:

(a)	information about the Company and its Subsidiaries after Closing (which information becomes the property of the Buyer on Closing); or

(b)	information that is known to the Buyer before the date of this deed and that it has acquired free from any obligation of confidence to any other person.

11.4	Either party may disclose any information that it is otherwise required to keep confidential under this clause:

(a)	to such employees, professional advisers, consultants, or officers of its Group as are reasonably necessary to advise on this deed, or to facilitate the Transaction, if the disclosing party procures that the people to whom the information is disclosed keep it confidential as if they were that party; or

(b)	with the other party’s written consent; or

(c)	to confirm that the sale has taken place and the date of the sale (but without otherwise revealing any other terms of sale or making any other announcement); or

(d)	in any filing with the US Securities and Exchange Commission if required by US securities laws or regulations; or

(e)	to the extent that the disclosure is required:

(i)	by law; or

(ii)	by a regulatory body, tax authority or securities exchange; or

(iii)	to make any filing with, or obtain any authorisation from, a regulatory body, tax authority or securities exchange; or

(iv)	to protect the disclosing party’s interest in any legal proceedings,

but shall use reasonable efforts to consult the other party and to take into account any reasonable requests it may have in relation to the disclosure before making it.

11.5	Each party shall supply the other with any information about itself, its Group or this deed as the other may reasonably require for the purposes of satisfying the requirements of a law, regulatory body or securities exchange to which the requiring party is subject.

12.	FURTHER ASSURANCE

Each party agrees that at or subsequent to the Closing, upon the written request of the other party, it will promptly execute and deliver or cause to be promptly executed and delivered any further assignment, instruments of transfer, bills of sale or conveyances, and shall otherwise cooperate with the other party, all to the extent reasonably necessary to vest fully in the Buyer all of the Selling Shareholders’ right, title and interest in and to the Company or to otherwise give effect the transactions contemplated hereby or the provisions of this deed, including without limitation any filings or correspondence with any regulatory agency, notified body or other person.

13.	ASSIGNMENT

13.1	Except as provided otherwise, no person shall assign, or grant any Encumbrance or security interest over, any of its rights under this deed or any document referred to in it.

13.2	Each person that has rights under this deed is acting on its own behalf, except for the Selling Shareholder Representative who is also acting on behalf of all other Selling Shareholders.

13.3	The Buyer may assign its rights but not its obligations under this deed (or any document referred to in the deed) to a member of its Group or to any person to whom it transfers the Sale Shares provided that such person also undertakes to comply with the obligations of the Buyer under this deed.

13.4	If there is an assignment:

(a)	the Selling Shareholders shall discharge their obligations under this deed to the assignor until it receives notice of the assignment;

(b)	the assignee may enforce this deed as if it were a party to it, but the Buyer shall remain liable for any obligations under the deed; and

(c)	the liability of the Selling Shareholders to any assignee cannot be greater than its liability to the Buyer.

14.	WHOLE AGREEMENT

14.1	This deed, and any documents referred to in it, constitute the whole agreement between the parties and supersede any arrangements, understanding or previous agreement between them relating to the subject matter they cover.

14.2	Each party acknowledges that in entering into this deed, and any documents referred to in it, it does not rely on, and shall have no remedy in respect of, any statement, representation, assurance or warranty of any person other than as expressly set out in this deed or those documents.

14.3	Nothing in this clause 14 operates to limit or exclude any liability for fraud.

15.	VARIATION AND WAIVER

15.1	Any variation of this deed shall be in writing and signed by or on behalf of all parties.

15.2	Any waiver of any right under this deed is only effective if it is in writing, and it applies only to the party to whom the waiver is addressed and the circumstances for which it is given and shall not prevent the party who has given the waiver from subsequently relying on the provision it has waived.

15.3	No failure to exercise or delay in exercising any right or remedy provided under this deed or by law constitutes a waiver of such right or remedy or will prevent any future exercise in whole or in part thereof.

15.4	No single or partial exercise of any right or remedy under this deed shall preclude or restrict the further exercise of any such right or remedy.

15.5	Unless specifically provided otherwise, rights arising under this deed are cumulative and do not exclude rights provided by law.

16.	COSTS

16.1	Unless otherwise provided, all costs in connection with the negotiation, preparation, execution and performance of this deed, and any documents referred to in it, shall be borne by the party that incurred the costs.

The Buyer must pay any stamp duty in respect of the execution, delivery and performance of this Deed, and any agreement or document entered into or signed under this Deed.

17.	NOTICE

17.1	A notice given under this deed:

(a)	shall be sent for the attention of the person, and to the address, email address or fax number, given in this clause (or such other address, email address, fax number or person as the party may notify to the others in accordance with the provisions of this clause); and

(b)	shall be:

(i)	delivered personally; or

(ii)	sent by electronic mail; or

(iii)	sent by fax; or

(iv)	sent by pre-paid first class post or recorded delivery; or

(v)	(if the notice is to be served by post outside the country from which it is sent) sent by airmail.

(c)	The delivery of a notice to the Selling Shareholder Representative shall constitute notice to all Selling Shareholders.

17.2	The addresses for service of notice are:

(a)	For the Selling Shareholders, to the Selling Shareholder Representative:

(i)	address: Level 1, 48 Market Place, c/o Cereus Holdings Ltd, Auckland, Central New Zealand

(ii)	for the attention of: Vinogopal Ramayah

(iii)	email address: vramayah@medtechglobal.com

(iv)	fax number: +64-9-379-9188

(b)	For the Company

(i)	address: 36 Munster Terrace, North Melbourne VIC 3051, Australia

(ii)	for the attention of: Chief Executive Officer

(iii)	email address: hugh.mccormack@bionova.com.au

(iv)	fax number: +61-3-9329-8071

(v)	with a copy to the Buyer and the Guarantor (as set forth below)

(c)	For the Buyer and the Guarantor

(i)	address: 214/189 South Centre Road, Tullamarine VIC 3043 for the attention of: Director

(ii)	email address: droberts@lemaitre.com

(iii)	fax number: +1-781-425-5049

(iv)	with a copy to the Legal Department (legal@lemaitre.com)

17.3	A notice is deemed to have been received:

(a)	if delivered personally, at the time of delivery; or

(b)	in the case of a fax or email, at the time of transmission; or

(c)	in the case of pre-paid first class post or recorded delivery, 62 hours from the date of posting; or

(d)	in the case of airmail, five Business Days from the date of posting; and

(e)	if deemed receipt under the previous paragraphs of clause 17.2 is not within business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of receipt), when business next starts in the place of receipt.

17.4	To prove service, it is sufficient to prove that the notice was transmitted by fax to the fax number of the party, by email to the email address of the party or, in the case of post, that the envelope containing the notice was properly addressed and posted.

18.	INTEREST ON LATE PAYMENT

18.1	Where a sum is required to be paid under this deed but is not paid on the date the parties agreed, the person due to pay the sum shall also pay an amount equal to interest on that sum for the period beginning with that date and ending with the date the sum is paid (and the period shall continue after as well as before judgment). If payment on any amount is disputed, and that amount is subsequently found to have been due and payable, interest on that disputed amount will be payable from the date the payment was first due to be paid.

18.2	The rate of interest shall be the last prime rate which is the 90 day Bank Bill Swap Reference Rate (Average Bid) as published in the Australian Financial Review on the date interest began to be payable. Interest shall accrue on a daily basis and be compounded annually.

18.3	This clause 18 is without prejudice to any claim for interest under the law governing this deed.

19.	SEVERANCE

19.1	If any provision of this deed (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

19.2	If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the parties.

20.	AGREEMENT SURVIVES CLOSING

This deed (other than obligations that have already been fully performed) remains in full force after Closing.

21.	THIRD PARTY RIGHTS

21.1	Subject to clause 21.2 and 21.3, this deed and the documents referred to in it are made for the benefit of the parties to them and their successors and permitted assigns, and are not intended to benefit, or be enforceable by, anyone else.

21.2	The following clauses are also intended to benefit future buyers of the Sale Shares from the Buyer and, where they are identified in the relevant clauses, the Company and its Subsidiaries and shall be enforceable by them to the fullest extent permitted by law:

(a)	Clause 6 (Warranties)

(b)	Clause 7 (Limitations on claims/Indemnity);

(c)	Clause 8 (Tax Covenant) and Schedule 9;

(d)	Clause 10 (Restrictions on the Selling Shareholders);

(e)	Clause 12 (Confidentiality and announcements); and

(f)	Clause 18 (Interest on late payments).

21.3	The Buyer holds the benefit of the clauses set out in clause 21.2 above as agent and trustee for the future buyers of the Sale Shares from the Buyer, the Company and each of its Subsidiaries and the Selling Shareholders agree the Buyer may enforce those clauses on behalf of the Company and each Subsidiary.

21.4	Each party represents to the other that its respective rights to terminate, rescind, or agree any amendment, variation, waiver or settlement under this deed are not subject to the consent of any person that is not a party to the deed.

22.	GUARANTEE AND INDEMNITY BY GUARANTOR

22.1	The Guarantor irrevocably and unconditionally guarantees to the Selling Shareholders the due and punctual performance of all present and future obligations and the payment of all present and future liabilities of the Buyer under this deed and must on demand by the Selling Shareholder perform any obligations or pay any liabilities if required under this deed and in the manner specified in this deed if the Buyer fails to do so on the due date.

22.2	As a separate and independent obligation, the Guarantor indemnifies the Selling Shareholders against, and must pay on demand the amount of, any loss suffered or incurred by any one or more of the Selling Shareholders arising out of or in connection with any failure of that Buyer to perform any obligation or pay any liability required under this deed.

The Guarantor acknowledges and agrees that each of its obligations under this clause 22:

(a)	is a principal and continuing obligation and will not be affected by any principle of law or equity which might otherwise reduce or limit in any way the liability of the Guarantor under this clause 22; and

(b)	continues notwithstanding any amendment of this deed or any waiver, consent or notice given under this deed by any party to another.

23.	OBLIGATIONS OF SELLING SHAREHOLDERS

23.1	Each of the Selling Shareholders acknowledges and agrees that each of its obligations under this deed:

(a)	is a principal and continuing obligation subject to the terms of this deed.

24.	COUNTERPARTS

This deed may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each party had signed the same document.

25.	SELLING SHAREHOLDER REPRESENTATIVE

25.1	Each Selling Shareholder hereby appoints, authorizes and empowers the Selling Shareholder Representative to be the exclusive proxy, representative, agent and attorney-in-fact of such Selling Shareholder, with full power of substitution, (a) to make all decisions and determinations and to act and execute, deliver and receive all payments, documents, notices, instruments and consents on behalf of and as agent for such Selling Shareholder at any time in connection with, and that may be necessary or appropriate to accomplish the intent and implement the provisions of, this deed, (b) to facilitate the consummation of the transactions contemplated hereby and in connection with the activities to be performed by or on behalf of such Selling Shareholder hereunder, (c) to negotiate, enter into settlements and compromises of, and/or resolve with the Buyer, and following Closing, the Company, any disputes arising in connection with or under this deed and to the extent necessary, comply with orders of courts and awards of arbitrators or other third-party intermediaries related thereto, and (d) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Selling Shareholder Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the activities described in this clause 25 and the transactions contemplated hereby. By executing this deed, the Selling Shareholder Representative accepts such appointment, authority and power.

25.2	The appointment of the Selling Shareholder Representative by each Selling Shareholder is coupled with an interest and may not be revoked in whole or in part (including, without limitation, upon the death or incapacity of any Selling Shareholder). Such appointment shall be binding upon the heirs, executors, administrators, estates, personal representatives, officers, directors, security holders, successors and assigns of each Selling Shareholder. All decisions of the Selling Shareholder Representative shall be final and binding on all of the Selling Shareholders, and no Selling Shareholder shall have the right to object, dissent, protest or otherwise contest the same. The Buyer shall be entitled to rely upon, without independent investigation, any act, notice, instruction or communication from the Selling Shareholder Representative and any document executed by the Selling Shareholder Representative on behalf of any Selling Shareholder and shall be fully protected in connection with any action or inaction taken or omitted to be taken in reliance thereon absent wilful misconduct. The Selling Shareholder Representative shall not be responsible for any loss suffered by, or liability of any kind to, the Selling Shareholders arising out of any act done or omitted by the Selling Shareholder Representative.

26.	GOVERNING LAW AND JURISDICTION

26.1	This deed and any disputes or claims arising out of or in connection with its subject matter or formation (including non-contractual disputes or claims) are governed by and construed in accordance with the law of Victoria, Australia.

26.2	The parties irrevocably agree that the courts of Victoria, Australia have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this deed or its formation (including non-contractual disputes or claims).

This deed has been entered into as a Deed on the date stated at the beginning of it.

The contents of certain schedules to this Exhibit 2.1 listed below have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Copies of these schedules will be provided to the Securities and Exchange Commission upon request.

Schedule 1 Particulars of the company, subsidiaries and directors

Part 1. The Company

Name: Xenotis Pty Ltd
Australian Company Number: 105 933 202
Registered office: 36 Munster Terrace, North Melbourne VIC 3051
Issued Share Capital Amount: 5,481,612 Divided into: Ordinary Shares
Registered shareholders (and number of Sale Shares held):
Judith Mary Ketharanathan	22,602
Kamal Bose	38,169
Yin Kiat Lim	18,620
Amatava Roy	95,423
Vinogopal Ramayah	147,462
Hock Seng Ng	147,462
Camrock Services Pty Ltd as trustee for the McCormack Family Trust	1,038,268
Ganesan Pillay	321,705
Wilkracht Pty Ltd as trustee for the Ketharanathan Family Trust	818,540
Cereus Holdings Ltd	2,833,361
Directors:
Hugh McCormack
Vinogopal Ramayah
Russell Clarke
Nellayander Pillay
Robert Feldman
Secretary: Hugh McCormack
Judith Mary Ketharanathan
Auditors: David Cunningham

Part 2. The Subsidiaries

Name: Bio Nova Holdings Pty Ltd
Australian Company Number: 068 698 920
Registered office: 36 Munster Terrace, North Melbourne VIC 3051
Issued share capital Amount: 7,532 Divided into: Ordinary Shares

Registered shareholder (and number of shares held):
Xenotis Pty Ltd	7,532
Directors:
Hugh McCormack
Vinogopal Ramayah
Secretary:
Hugh McCormack
Judith Mary Ketharanathan
Auditors: David Cunningham

Name: Bio Nova International Pty Ltd
Australian Company Number: 068 699 338
Registered office: 36 Munster Terrace, North Melbourne VIC 3051
Issued share capital Amount: 2000 Divided into: Ordinary
Registered shareholder (and number of shares held):
Bio Nova Holdings Pty Ltd	2,000
Directors:
Hugh McCormack
Vinogopal Ramayah
Secretary:
Hugh McCormack
Judith Mary Ketharanathan
Auditors: David Cunningham

Name: Kryocor Pty Ltd
Australian Company Number: 071 858 387
Registered office: 36 Munster Terrace, North Melbourne VIC 3051
Issued share capital Amount: 65,140,100 Divided into: Ordinary
Registered shareholder (and number of shares held):
Xenotis Pty Ltd	65,140,100
Directors:
Hugh McCormack
Secretary:
Hugh McCormack
Auditors: Christopher Dobb

Name: Zengenium Pty Ltd

Australian Company Number: 105 300 570
Registered office: 36 Munster Terrace, North Melbourne VIC 3051
Issued share capital Amount: 10,000 Divided into: Ordinary Shares
Registered shareholder (and number of shares held):
Bio Nova Holdings Pty Ltd	10,000
Directors:
Hugh McCormack
Secretary:
Hugh McCormack
Auditors: n/a

Name: Bio Nova Europe Limited
Company number: 06760151
Registered office: 78 York Street, London W1H 1DP
Issued share capital Amount: 10 Divided into: Ordinary Shares
Registered shareholder (and number of shares held):	10
Xenotis Pty Ltd
Directors: Hugh McCormack
Auditors: n/a

Schedule 2 Permitted Encumbrances

Schedule 3 Warranties

Part 1. General warranties

Each Selling Shareholder, and except where a Warranty relates solely to the Selling Shareholders, the Company, makes the following representations and Warranties:

1.	POWER TO SELL THE COMPANY

1.1	Each Selling Shareholder has taken all necessary action and has all requisite power and authority to enter into and perform this deed in accordance with its terms and to consummate the transactions contemplated hereby.

1.2	This deed constitutes valid, legal and binding obligations on, and is enforceable against, each Selling Shareholder in accordance with the terms of the deed and such other documents.

1.3	Compliance with the terms of this deed and the documents referred to in it shall not breach or constitute a default under any of the following:

(a)	any provision of the constitutional documents of a Selling Shareholder; or

(b)	any agreement or instrument to which a Selling Shareholder is a party or by which it is bound; or

(c)	any order, judgment, decree or other restriction applicable to a Selling Shareholder.

2.	SHARES IN THE COMPANY AND SUBSIDIARIES

2.1	The Sale Shares constitute the whole of the issued share capital of the Company and are fully paid.

2.2	Each Selling Shareholder is the sole legal and beneficial owner of the Sale Shares set forth next to its name on Schedule 1.

2.3	Part 2 of Schedule 1 lists all the Subsidiaries of the Company at the date of this deed and sets out particulars of their issued share capital.

2.4	The Company is the sole legal and beneficial owner of the whole issued share capital of each company listed in Part 2 of Schedule 1.

2.5	The issued shares of the Company’s Subsidiaries are fully paid up.

2.6	The Sale Shares and the shares of the Company’s Subsidiaries are free from all Encumbrances.

2.7	No right has been granted to any person to require the Company or any of its Subsidiaries to issue any share capital and no Encumbrance has been created in favour of any person affecting any unissued shares or debentures or other unissued securities of the Company or any of its Subsidiaries.

2.8	No commitment has been given to create an Encumbrance affecting the Sale Shares or the issued shares of the Company’s Subsidiaries (or any unissued shares or debentures or other unissued securities of the Company or any of its Subsidiaries) or for any of them to issue any share capital and no person has claimed any rights in connection with any of those things.

2.9	Neither the Company nor any of its Subsidiaries:

(a)	holds or beneficially owns, or has agreed to acquire, any securities of any corporation other than its own Subsidiaries; or

(b)	is or has agreed to become a member of any partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations); or

(c)	has, outside its country of incorporation, any branch or permanent establishment, excluding any of the companies listed in Schedule 1 ; or

(d)	has issued any securities that are convertible into shares.

2.10	Neither the Company nor any of its Subsidiaries has at any time:

(a)	purchased, redeemed or repaid any of its own share capital; or

(b)	given any financial assistance in contravention of any applicable law or regulation.

2.11	All dividends or distributions declared, made or paid by the Company or any of its Subsidiaries have been declared, determined, made or paid in accordance with that company’s constitutional documents, all applicable legislation and any agreements or arrangements made with any third party regulating the payment of dividends and distributions.

3.	CONSTITUTIONAL AND CORPORATE DOCUMENTS

3.1	The copies of the constitutional and corporate documents of the Company and its Subsidiaries provided to the Buyer or its advisers are true, accurate and complete in all respects. The copies of the accounting books, stock ledger books, employee and payroll books and other records required to be maintained according to the applicable laws of the Company and its Subsidiaries provided to the Buyer or its advisers are true, accurate and complete in all respects.

3.2	All statutory books and registers of the Company and its Subsidiaries have been properly kept and no notice or allegation that any of them is incorrect or should be rectified has been received.

3.3	All returns, particulars, resolutions and other documents which the Company or any of its Subsidiaries is required by law to file with or deliver to any authority in any jurisdiction (including, in particular, one responsible for maintaining a register of companies) have been correctly made up and filed or, as the case may be, delivered.

3.4	The Company and each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its place of incorporation.

4.	INFORMATION

4.1	All information contained in the Disclosure Schedule is complete, accurate and not misleading.

4.2	The particulars relating to the Company and its Subsidiaries in this deed are accurate and not misleading.

5.	COMPLIANCE WITH LAWS/NO CONFLICTS

5.1	The Company and each of its Subsidiaries has at all times conducted its business in all material respects in accordance with all applicable laws and regulations.

5.2	The execution, delivery and performance of this deed by each Selling Shareholder does not and will not(a) violate, conflict with or result in the breach of any provision of the constitutional documents (or similar organizational documents) of the Company or the Subsidiaries (or such Selling Shareholder where such Selling Shareholder is not a natural person), or (b) conflict with or violate or cause an event in conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Sale Shares or any of the assets of the Company or its Subsidiaries pursuant to, any note, or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Company, its Subsidiaries or any of the Selling Shareholders is a party or (c) adversely affect the ability of the Company to conduct the Business.

6.	LICENCES AND CONSENTS

6.1	The Company and each of its Subsidiaries has full power and authority, and possesses all necessary licences, consents, permits, approvals, registrations and authorities necessary, to carry on its business in the places and in the manner in which its business is now carried on, all of which are valid and subsisting. The Disclosure Schedule contains a true and correct list of all territories and countries where each Product of the Business is approved, cleared or registered for sale. All registrations of the Products have been made in the name of the Company or one of its Subsidiaries.

6.2	There is no reason why any of the licences, consents, permits, approvals, registrations and authorities referred to in paragraph 6.1 should be suspended, cancelled, revoked or not renewed on the same terms.

6.3	No filing, notification, consent, approval, license, permit, order or authorization is required to be obtained or made by or with respect to the Company, its Subsidiaries or any of the Selling Shareholders in connection with the execution, and delivery and performance of this deed or the transactions contemplated hereby.

7.	INSURANCE

7.1	So far as the Selling Shareholders are aware, the insurance policies maintained by or on behalf of the Company and its Subsidiaries provide full indemnity cover against all losses and liabilities including business interruption and other risks that are normally insured against by a person carrying on the same type of business as the Company and its Subsidiaries.

7.2	The particulars of the insurance policies set out in the Disclosure Schedule are accurate in all material respects.

7.3	There have been, and there are, no claims under, or in respect of the validity of, any of those policies and so far as each Selling Shareholder is aware, there are no circumstances likely to give rise to any claim under those policies.

7.4	All the insurance policies are in full force and effect, are not void or voidable, nothing has been done or not done which could make any of them void or voidable and Closing will not terminate, or entitle any insurer to terminate, any such policy.

8.	POWER OF ATTORNEY

8.1	There are no powers of attorney in force given by the Company or any of its Subsidiaries.

8.2	The Disclosure Schedule sets out the names of all persons who have authority to bind the Company and its Subsidiaries in the ordinary course of business. No person, as agent or otherwise, is entitled or authorised to bind or commit the Company or any of its Subsidiaries to any obligation not in the ordinary course of the Company’s or, in the case of a Subsidiary, the Subsidiary’s, business.

9.	DISPUTES AND INVESTIGATIONS

9.1	Neither the Company nor any of its Subsidiaries nor any person for whom the Company or any of its Subsidiaries is vicariously liable:

(a)	is engaged in any litigation, administrative, mediation or arbitration proceedings or other proceedings or hearings before any statutory or government body, department, board or agency (except for debt collection in the normal course of business); or

(b)	has received written notice of, or so far as the Selling Shareholders are aware, is the subject of, any investigation, inquiry or enforcement proceedings by any government, administrative or regulatory body.

9.2	No director of the Company or any of its Subsidiaries is, to the extent that it relates to the Business of the Company or its Subsidiaries, engaged in or subject to any of the matters mentioned in paragraph 9.1 of this Schedule.

9.3	No proceedings, investigations or inquiries as are mentioned in paragraph 9.1 or paragraph 9.2 of this Schedule 3 have been threatened or so far as the Selling Shareholders are aware, are pending and there are no circumstances likely to give rise to any such proceedings.

9.4	The Company and its Subsidiaries are not affected by any existing or pending judgments or rulings and have not given any undertakings arising from legal proceedings to a court, governmental agency, regulator or third party.

10.	PRODUCTS

10.1	Neither the Company nor any of its Subsidiaries has sold any Products which were, at the time they were manufactured or sold, faulty or defective or did not comply with:

(a)	warranties or representations expressly or impliedly made by or on behalf of the Company or any relevant Subsidiary; or

(b)	all laws, regulations, standards and requirements applicable to the Products.

10.2	Neither the Company nor any of its Subsidiaries has received, or is aware of, any claim alleging, and no proceedings are pending or have been threatened against the

Company or any of its Subsidiaries in which it is claimed, that any Products manufactured or sold by the Company or its Subsidiaries are defective, not appropriate for their intended use or have caused death, bodily injury or damage to any person or property when applied or used as intended.

10.3	The Company and/or the Subsidiaries have rendered the Products not yet sold compliant with all laws, regulations, standards and requirements applicable to the Products in the countries in which the Products are manufactured or sold.

10.4	Without in any way limiting the generality of paragraph 10.1, during the past five (5) years the Company and its Subsidiaries have complied in all material respects with all applicable requirements pertaining to the Business of: each of the applicable regulatory bodies in those member states of the European Union in which the Company or its Subsidiaries have distributed the Products, directly or indirectly; and each of the applicable regulatory bodies of any other territory or country in which the Company or its Subsidiaries have distributed the Products, directly or indirectly, all of which are listed in the Disclosure Schedule (each, a Third Country), including without limitation in each case:

(a)	all applicable CE-MDD marking requirements set forth in 93/42/EEC; the Medical Device Directive, as implemented in each member country (the MDD), and any similar requirement set forth in the laws or regulations of any Third Country; including, in each case, the requirement to obtain a new clearance or approval for modifications to existing products;

(b)	all applicable establishment registration and device listing requirements set forth in the MDD or in the laws or regulations of any Third Country;

(c)	all applicable design, manufacturing and testing requirements set forth in the MDD or in the laws or regulations of any Third Country;

(d)	all applicable complaint handling requirements set forth in the MDD or in the laws or regulations of any Third Country; including without limitation the record keeping and investigation requirements thereof;

(e)	the adverse event reporting requirements set forth in the MDD and any similar requirements set forth in the laws or regulations of any Third Country; and

(f)	the removal and corrections requirements set forth in the MDD or in the laws or regulations of any Third Country.

10.5	There are no outstanding complaints regarding the Products.

11.	CUSTOMERS AND SUPPLIERS

11.1	In the twelve months ending with the date of this deed, neither the business of the Company nor of any of its Subsidiaries has been materially affected in an adverse manner as a result of any one or more of the following things happening to the Company or any of its Subsidiaries:

(a)	the loss of any of its customers or suppliers; or

(b)	a reduction in trade with its customers or in the extent to which it is supplied by any of its suppliers; or

(c)	a change in the terms on which it trades with or is supplied by any of its customers or suppliers.

11.2	Listed in the Disclosure Schedule are the names and addresses of (a) the 10 (ten) most significant suppliers of raw materials to the Company and its Subsidiaries during the twelve-month period ended July 31, 2014 and (b) any other single supplier not easily replaceable at comparable terms and conditions as well as at a similar cost. Neither the Company, its Subsidiaries or the Selling Shareholders has received any notice or has any reason to believe that any such supplier will not sell raw materials, supplies, merchandise and other goods to the Company or its Subsidiaries at any time after the Closing on terms and conditions substantially similar to those used in its current sales to the Business, subject only to general and customary price increases. Other than semi-processed tissue, none of the raw materials, supplies, merchandise or other goods supplied to the Business are such that they are not generally available in the market from more than one source.

12.	ANTITRUST

12.1	The definition in this paragraph applies in this deed:

Antitrust Law: the national and directly effective legislation of any jurisdiction which governs the conduct of companies or individuals in relation to restrictive or other anti-competitive agreements or practices (including, but not limited to, cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, purchase or supply and joint ventures), dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers

12.2	Neither the Company nor any of its Subsidiaries is engaged in any agreement, arrangement, practice or conduct which amounts to an infringement of the Antitrust Law of any jurisdiction in which the Company or any of its Subsidiaries conduct business and no Director is engaged in any activity which would be an offence or infringement under any such Antitrust Law.

12.3	So far as the Selling Shareholders are aware, neither the Company nor any of its Subsidiaries is the subject of any investigation, inquiry or proceedings by any relevant government body, agency or authority in connection with any actual or alleged infringement of the Antitrust Law of any jurisdiction in which the Company or any of its Subsidiaries conducts business.

12.4	So far as the Selling Shareholders are aware, no such investigation, inquiry or proceedings as mentioned in paragraph 12.3 of this Schedule 3 has been threatened in writing or is pending and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

12.5	Neither the Company nor any of its Subsidiaries is affected by any existing or pending decisions, judgments, orders or rulings of any relevant government body, agency or authority responsible for enforcing the Antitrust Law of any jurisdiction and neither the Company nor any of its Subsidiaries has given any undertakings or commitments to such bodies which affect the conduct of the Business.

13.	CONTRACTS

13.1	The definition in this paragraph applies in this deed.

Material Contract: an agreement or arrangement to which the Company or one of its Subsidiaries is a party and which has a face value of more than $5,000 or is of material importance to the business, profits or assets of the Company or any of its Subsidiaries.

13.2	All Material Contracts are listed in the Disclosure Schedule. Except for the agreements and arrangements Disclosed, neither the Company nor any of its Subsidiaries is a party to or subject to any agreement or arrangement which:

(a)	is a Material Contract; or

(b)	is of an unusual or exceptional nature; or

(c)	is not in the ordinary and usual course of business of the Company or its Subsidiaries; or

(d)	may be terminated as a result of any Change of Control of the Company or any of its Subsidiaries; or

(e)	restricts the freedom of the Company or any of its Subsidiaries to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit; or

(f)	involves agency or distributorship; or

(g)	involves partnership, joint venture, consortium, joint development, shareholders or similar arrangements; or

(h)	cannot be readily fulfilled or performed by the Company or the relevant Subsidiary on time without undue or unusual expenditure of money and effort; or

(i)	involves or is likely to involve an aggregate consideration payable by or to the Company or any of its Subsidiaries in excess of $5,000; or

(j)	requires the Company or any of its Subsidiaries to pay any commission, finders’ fee, royalty or the like; or

(k)	is not on arm’s length terms; or

(l)	is for the supply of goods and/or services by or to the Company or any of its Subsidiaries on terms under which retrospective or future discounts, price reductions or other financial incentives are given.

13.3	Each Material Contract is in full force and effect and binding on the parties to it. Neither the Company nor any of its Subsidiaries has defaulted in any material respect under or breached a Material Contract and so far as each Selling Shareholder is aware:

(a)	no other party to a Material Contract has defaulted under or breached such a contract; and

(b)	no such default or breach by the Company, any of its Subsidiaries or any other party is likely or has been threatened.

13.4	No notice of termination of a Material Contract has been received or served by the Company or any of its Subsidiaries and so far as the Selling Shareholders are aware, there are no grounds for determination, rescission, avoidance, repudiation or a material change in the terms of any such contract.

14.	TRANSACTIONS WITH THE SELLING SHAREHOLDERS

14.1	There is no outstanding indebtedness or other liability (actual or contingent) and no outstanding contract, commitment or arrangement between the Company and any of the following, or between any of the Company’s Subsidiaries and any of the following:

(a)	any Selling Shareholder or any Affiliate of a Selling Shareholder; or

(b)	any officer or director of any Selling Shareholder or any officer or director of any Affiliate of a Selling Shareholder.

14.2	No Selling Shareholder nor any Affiliate of a Selling Shareholder is entitled to a claim of any nature against the Company or any of its Subsidiaries, or has assigned to any person the benefit of a claim against the Company or any of those Subsidiaries to which a Selling Shareholder or any Affiliate of a Selling Shareholder would otherwise be entitled.

15.	FINANCE AND GUARANTEES

15.1	Full particulars of all money borrowed by the Company and each of its Subsidiaries (including full particulars of the terms on which such money has been borrowed) have been Disclosed.

15.2	No guarantee, mortgage, charge, pledge, lien, assignment or other security agreement or arrangement has been given by or entered into by the Company or any of its Subsidiaries or any third party in respect of borrowings or other obligations of the Company or its Subsidiaries.

15.3	The total amount borrowed by the Company or any of its Subsidiaries does not exceed any limitations on the borrowing powers contained:

(a)	in the constitutional documents of the Company or (in the case of a Subsidiary) the Subsidiary; or

(b)	in any debenture or other deed or document binding on the Company or Subsidiary.

15.4	Neither the Company nor any of its Subsidiaries has any outstanding loan capital or has lent any money that has not been repaid and there are no debts owing to the Company or its Subsidiaries other than debts that have arisen in the normal course of business.

15.5	Neither the Company nor any of its Subsidiaries:

(a)	factored any of its debts or discounted any of its debts or engaged in financing of a type which would not need to be shown or reflected in the Accounts; or

(b)	waived any right of set-off it may have against any third party.

15.6	All debts (less any provision for bad and doubtful debts) owing to the Company or any of its Subsidiaries reflected in the Accounts and all debts subsequently recorded in the books of the Company and its Subsidiaries have either prior to the date of this deed been realised or will, within six months after the date of this deed, realise in cash their full amount as included in those Accounts or books and none of those debts nor any part of them has been outstanding for more than two months from its due date for payment.

15.7	No indebtedness of the Company or any of its Subsidiaries is due and payable and no security over any of the assets of the Company or any of its Subsidiaries is now enforceable, whether by virtue of the stated maturity date of the indebtedness having been reached or otherwise. Neither the Company nor any of its Subsidiaries has received any notice the terms of which have not been fully complied with and/or carried out from any creditor requiring any payment to be made and/or intimating the enforcement of any security which it may hold over the assets of the Company or of its Subsidiaries.

15.8	Neither the Company nor any of its Subsidiaries has given or entered into any guarantee, mortgage, charge, pledge, lien, assignment or other security agreement or arrangement or is responsible for the indebtedness, or for the default in the performance of any obligation, of any other person.

15.9	Neither the Company nor any of its Subsidiaries is subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any government department or other body.

15.10	Particulars of the balances on all the bank accounts of the Company and its Subsidiaries showing the position as at the day immediately preceding the date of this deed have been Disclosed and the Company and its Subsidiaries have no other bank accounts. Since those particulars were given there have been no payments out of those accounts other than routine payments in the ordinary course of business.

15.11	Having regard to the existing banking and other facilities available to it, the Company and each of its Subsidiaries has sufficient working capital for the purposes of:

(a)	continuing to carry on its business in its present form and at its present level of turnover for the next twelve months; and

(b)	executing, carrying out and fulfilling in accordance with their respective terms all orders, projects and contractual obligations which have been placed with or undertaken by the Company and each of its Subsidiaries.

15.12	A Change of Control of the Company will not result in:

(a)	the termination of or material effect on any financial agreement or arrangement to which the Company, or any of its Subsidiaries, is a party or subject; or

(b)	any indebtedness of the Company or of any of its Subsidiaries becoming due, or capable of being declared due and payable, prior to its stated maturity.

16.	INSOLVENCY

16.1	Neither the Company nor any of its Subsidiaries:

(a)	is insolvent or unable to pay its debts within the meaning of the insolvency legislation applicable to the company concerned; and

(b)	has stopped paying its debts as they fall due.

16.2	No step has been taken in any jurisdiction to initiate any process by or under which:

(a)	the ability of the creditors of the Company, or of any of its Subsidiaries, to take any action to enforce their debts is suspended, restricted or prevented; or

(b)	some or all of the creditors of the Company or of any of its Subsidiaries accept, by agreement or in pursuance of a court order, an amount less than the sums owing to them in satisfaction of those sums with a view to preventing the dissolution of the Company or any of its Subsidiaries; or

(c)	a person is appointed to manage the affairs, business and assets of the Company, or any of its Subsidiaries, on behalf of the Company’s or any of its Subsidiaries’ creditors; or

(d)	the holder of a charge over all or any of the Company’s assets or over all or any of its Subsidiaries’ assets is appointed to control the business and/or all or any assets of the Company or any of its Subsidiaries.

16.3	No process has been instituted which could lead to the Company, or any of its Subsidiaries, being dissolved and its assets being distributed among the Company’s or the relevant Subsidiary’s creditors, shareholders or other contributors.

17.	ASSETS

17.1	The Company or one of its Subsidiaries is the full legal and beneficial owner of and has good marketable title to all the assets included in the Accounts, and any assets acquired since the Accounts Date, and all other assets used by the Company or its Subsidiaries except for those disposed of since the Accounts Date in the normal course of business.

17.2	None of the assets shown in the Accounts or acquired by the Company or its Subsidiaries since the Accounts Date or used by the Company or any of its Subsidiaries is the subject of any lease, lease hire agreement, hire purchase agreement or agreement for payment on deferred terms or is the subject of any licence or factoring arrangement.

17.3	The Company or one of its Subsidiaries is in possession and control of all the assets included in the Accounts, and those acquired since the Accounts Date, except for as set forth in the Disclosure Schedule.

17.4	None of the assets, undertaking or goodwill of the Company or its Subsidiaries is subject to an Encumbrance (other than a Permitted Encumbrance), or to any agreement or commitment to create an Encumbrance, and no person has claimed to be entitled to create such an Encumbrance.

17.5	The assets of the Company and of each of its Subsidiaries comprise all the assets necessary for the continuation of the relevant company’s business in the manner in which such business is carried on at the Accounts Date and at Closing.

18.	CONDITION OF PLANT AND EQUIPMENT

18.1	The plant, machinery, equipment and vehicles used in connection with the Business:

(a)	are in good working order and have been regularly and properly maintained;

(b)	are capable and will continue to be capable of doing the work for which they were designed; and

(c)	are not surplus to the current or proposed requirements of the Company and its Subsidiaries.

18.2	The Disclosure Schedule sets forth the quantity of the Company’s and its Subsidiaries’ inventory of Products by stock-keeping unit existing as of June 30, 2014 and a complete list of the addresses of all warehouses and other facilities in which such inventory is located, including inventory on consignment. Such inventory is in good condition and is capable of being sold by the Company or relevant Subsidiary in the ordinary course of its business in accordance with its current price list without discount, rebate or allowance to a buyer and has at least twelve (12) months’ shelf life if finished and sterilized. The Company has good and marketable title to such inventory free and clear of all Encumbrances, other than Permitted Encumbrances. Such inventory is not excessive and is adequate in relation to the current trading requirements of the Company and its Subsidiaries and none of the stock is obsolete, slow moving, unusable or unmarketable or includes returned goods. The Company is not under any obligation or liability with respect to accepting returns of items of inventory or merchandise in the possession of their customers other than in the ordinary course of business consistent with past practice. The Company has an adequate supply of raw material in order to conduct its business as it has historically been conducted.

18.3	The inventory of the Company and its Subsidiaries complies fully and will, on sale by the Company or the relevant Subsidiary in the ordinary and usual course of its business, comply fully with all applicable laws, regulations, standards and specifications agreed with customers.

19.	ENVIRONMENTAL

19.1	The definitions in this paragraph apply in this deed.

Environment: the natural and man-made environment including all or any of the following media: air (including air within buildings and other natural or man-made structures above or below the ground), water, land, and any ecological systems and living organisms (including man) supported by those media.

Environmental Laws: all applicable laws, statutes, regulations, subordinate legislation, by-laws, common law and other national, international, federal, state and local laws, judgments, decisions and injunctions of any court or tribunal, codes of practice and guidance notes that are legally binding and in force as at the date of this deed to the extent that they relate to or apply to the Environment or to the health and safety of any person.

Environmental Matters: all matters relating to:

(a)	pollution or contamination of the Environment;

(b)	the presence, disposal, release, spillage, deposit, escape, discharge, leak, migration or emission of Hazardous Substances or Waste;

(c)	the exposure of any person to any Hazardous Substances or Waste;

(d)	the health and safety of any person, including any accidents, injuries, illnesses and diseases;

(e)	the creation or existence of any noise, vibration, odour, radiation, common law or statutory nuisance or other adverse impact on the Environment; or

(f)	the condition, protection, maintenance, remediation, reinstatement, restoration or replacement of the Environment or any part of it.

Environmental Permits: any permits, licences, consents, certificates, registrations, notifications or other authorisations required under any Environmental Laws for the operation of the Business or in relation to any of the Properties.

Harm: harm to the Environment, and in the case of man, this includes offence caused to any of his senses or harm to his property.

Hazardous Substances: any material, substances or organism which, alone or in combination with others, is capable of causing Harm, including any chemical, pollutant, contaminant, pesticide, petroleum or petroleum product or by product, radioactive substance, solid waste (hazardous or extremely hazardous), special, dangerous or toxic waste, substance, chemical or material regulated, listed, limited or prohibited under any environmental law, including asbestos, radioactive substances, asbestos containing materials, lead-based paint, and polychlorinated biphenyls.

Waste: any waste, including any by-product of an industrial process and anything that is discarded, disposed of, spoiled, abandoned, unwanted or surplus, irrespective of whether it is capable of being recovered or recycled or has any value.

19.2	The Company and each of the Subsidiaries have obtained and complied at all times with all Environmental Permits. All Environmental Permits are in full force and effect, and there are no facts or circumstances that may lead to the revocation, suspension, variation or non-renewal of or the inability to transfer any Environmental Permits.

19.3	The Company and each of the Subsidiaries have at all times been operated in compliance with all Environmental Laws and there are no facts or circumstances that may lead to any breach of or liability under any Environmental Laws.

19.4	All information provided by or on behalf of the Company or any of the Subsidiaries to any relevant enforcement authority, and all records and data required to be maintained by the Company or any of the Subsidiaries under the provisions of any Environmental Laws, are materially complete and accurate.

19.5	There are no Hazardous Substances at, on or under, nor have any Hazardous Substances been emitted, escaped or migrated from, any of the Properties.

19.6	There are, and have been, no landfills, underground storage tanks, or uncontained or unlined storage treatment or disposal areas for Hazardous Substances or Waste (whether permitted by Environmental Laws or otherwise) present or carried out at, on or under any of the Properties or within 200 metres of any of the Properties, and so far as each Selling Shareholder is aware no such operations are proposed.

19.7	The Company or any of the Subsidiaries have never been required to hold, or have never applied for, a waste disposal licence or waste management licence under any Environmental Laws.

19.8	There have been no claims, investigations, prosecutions or other proceedings against or threatened against the Company, any of the Subsidiaries or any of its respective directors, officers or employees in respect of Harm arising from the operation of the Business or occupation of any of the Properties or for any breach or alleged breach of any Environmental Permits or Environmental Laws, and there are no facts or circumstances that may lead to any such claims, investigations, prosecutions or other proceedings. At no time has the Company or any of its Subsidiaries received any notice, communication or information alleging any liability in relation to any Environmental Matters or that any remediation works are required.

19.9	Neither the Company nor any of its Subsidiaries has received any enforcement, prohibition, stop, remediation, improvement or any other notice from any enforcement authority with regard to any breach of Environmental Laws.

19.10	Neither the Company nor any of its Subsidiaries has or is likely to have any actual or potential liability under any Environmental Laws by reason of it having owned, occupied or used any Previously-owned Land and Buildings.

19.11	The Company and its Subsidiaries have adequate employers’ liability and public liability insurance cover in respect of the Business and the Properties and no claims have been made or are contemplated under any such insurance.

19.12	Copies of all:

(a)	current Environmental Permits;

(b)	environmental and health and safety policy statements;

(c)	reports in respect of environmental and health and safety audits, investigations or other assessments;

(d)	records of accidents, illnesses and reportable diseases;

(e)	assessments of substances hazardous to health;

(f)	correspondence on Environmental Matters between the Company or any of its Subsidiaries and any relevant enforcement authority; and

(g)	copies or details of all Waste disposal contracts,

relating to the Business or any of the Properties have been disclosed to the Buyer and all such statements, reports, records, correspondence and other information are complete and accurate and are not misleading. The Company and its Subsidiaries have implemented all requirements and recommendations contained in each such statement, report and other correspondence.

19.13	Neither the Company nor any of its Subsidiaries have given or received any warranties or indemnities or any other agreement in respect of any liabilities, duties or obligations that arise under Environmental Laws.

20.	INTELLECTUAL PROPERTY

20.1	The definition in this paragraph applies in this deed.

Intellectual Property Rights: patents, utility models, rights to inventions, copyright and related rights, moral rights, trademarks, service marks, business names and domain names, rights in trade dress, goodwill, rights in designs, database rights, rights to use, and protect the confidentiality of, confidential information (including know-how and trade secrets), and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

20.2	Complete and accurate particulars are set out in Part 1 and Part 2 of Schedule 5 respectively of all registered Intellectual Property Rights (including applications for such rights) and material unregistered Intellectual Property Rights owned, used or held for use by the Company or any of its Subsidiaries.

20.3	Complete and accurate particulars are set out in Part 3 and Part 4 of Schedule 5respectively of all licences, agreements, authorisations and permissions (in whatever form and whether express or implied) under which:

(a)	the Company or any of its Subsidiaries uses or exploits Intellectual Property Rights owned by any third party; or

(b)	the Company or any of its Subsidiaries has licensed or agreed to license Intellectual Property Rights to, or otherwise permitted the use of any Intellectual Property Rights by, any third party.

20.4	Except as set out in Part 3 and Part 4 of Schedule 5, the Company or the relevant specified Subsidiary is the sole legal and beneficial owner of (or applicant for) the Intellectual Property Rights set out in Part 1 and Part 2 of Schedule 5, free from all Encumbrances, other than Permitted Encumbrances.

20.5	The Company and its Subsidiaries do not require any Intellectual Property Rights other than those set out in Part 1 and Part 2 of Schedule 5 in order to carry on their respective activities.

20.6	The Intellectual Property Rights set out in Part 1 and Part 2 of Schedule 5 are valid, subsisting and enforceable and nothing has been done or not been done as a result of which any of them has ceased or might cease to be valid, subsisting or enforceable. In particular:

(a)	all application and renewal fees and other steps required for the maintenance or protection of such rights have been paid on time or taken;

(b)	all confidential information (including know-how, trade secrets, specifications, manufacturing instructions, and design documents or dossiers) owned or used by the Company or its Subsidiaries has been kept confidential and has not been disclosed to third parties (other than parties who have signed written confidentiality undertakings in respect of such information, details of which are set out in the Disclosure Schedule);

(c)	no mark, trade name or domain name identical or similar to any such rights has been registered or is being used by any person in the same or a similar business to that of the Company or any of its Subsidiaries, in any country in which the Company or any Subsidiary has registered or is using that mark, trade name or domain name; and

(d)	so far as the Selling Shareholders are aware, there are and have been no claims, challenges, disputes or proceedings, pending or threatened, in relation to the ownership, validity or use of such rights.

20.7	Nothing is due to be done within 90 days of Closing the omission of which would jeopardise the maintenance or prosecution of any of the Intellectual Property Rights owned or used by the Company or any of its Subsidiaries which are registered or the subject of an application for registration.

20.8	There has been no infringement by any third party of any Intellectual Property Rights set out in Part 1 or Part 2 of Schedule 5, nor any third party breach of confidence or actionable act of unfair competition in relation to the business or assets of the Company or any of its Subsidiaries, and no such infringement, breach of confidence or actionable act of unfair competition is current or anticipated.

20.9	The agreements and licences set out in Part 3 and Part 4 of Schedule 4:

(a)	are valid and binding;

(b)	have not been the subject of any breach or default by any party or of any event which, with the giving of notice or lapse of time, would constitute a default;

(c)	so far as the Selling Shareholders are aware, are not the subject of any claim, dispute or proceeding, pending or threatened; and

(d)	have, where required, been duly recorded or registered.

20.10	A Change of Control of the Company or any of its Subsidiaries will not result in the termination of or materially affect any Intellectual Property Rights set out in Schedule 4.

20.11	The activities of the Company and each of its Subsidiaries and of any licensee of Intellectual Property Rights granted by the Company or any of its Subsidiaries:

(a)	have not infringed, do not infringe and are not likely to infringe the Intellectual Property Rights of any third party;

(b)	have not constituted, do not constitute and are not likely to constitute any breach of confidence, passing off or actionable act of unfair competition; and

(c)	have not given and do not give rise to any obligation to pay any royalty, fee, compensation or any other sum whatsoever.

20.12

The Products do not include any “Project Intellectual Property” or any “Product of the Project” as each of those terms is defined in that certain R&D Start Program Grant Agreement (the Start Agreement) between the Industry Research and Development Board for the Commonwealth of Australia (the Commonwealth), Kryocor Pty Ltd and Bio Nova Holdings Pty Ltd dated December 16, 1997, as amended, and there are no plans to commercialize any “Project Intellectual Property” or any “Product of the Project” as defined in that agreement. No ownership or interest in the “Project Intellectual Property” has been vested in the Commonwealth and the Commonwealth has not demanded repayment or vesting under the Start Agreement (including, but not limited to, clause 7.5 thereof).

21.	INFORMATION TECHNOLOGY

21.1	The definitions in this paragraph apply in this deed.

IT System: all computer hardware (including network and telecommunications equipment) and software (including associated preparatory materials, user manuals and other related documentation) owned, used, leased or licensed by or to the Company or any of its Subsidiaries.

IT Contracts: all arrangements and agreements under which any third party provides any element of, or services relating to, the IT System, including leasing, hire purchase, licensing, maintenance and services agreements.

21.2	Complete and accurate particulars of the IT System and all IT Contracts are set out in Part 1 and Part 2 of Schedule 6. The IT Contracts are valid and binding and no act or omission has occurred which would, if necessary with the giving of notice or lapse of time, constitute a breach of any such contract.

21.3	Save to the extent provided in the IT Contracts, the Company and its Subsidiaries are the owners of the IT System free from Encumbrances, other than Permitted Encumbrances. The Company and its Subsidiaries have obtained all necessary rights from third parties to enable them to make exclusive and unrestricted use of the IT System.

21.4	There are and have been no claims, disputes or proceedings arising or threatened under any IT Contracts. None of the IT Contracts are liable to be terminated or otherwise materially affected by a Change of Control of the Company and/or its Subsidiaries, and no Selling Shareholder or the Company has reason to believe that any IT Contracts will not be renewed on the same or substantially the same terms when they expire.

21.5	The Company and its Subsidiaries have possession or control of the source code of all software in the IT System, or have the right to gain access to such code under the terms of source code deposit agreements with the owners of the rights in the relevant software and reputable deposit agents (particulars of which are set out in Part 2 of Schedule 6).

21.6	The elements of the IT System:

(a)	are functioning properly and in accordance with all applicable specifications;

(b)	are not defective in any respect and have not been materially defective or materially failed to function during the last three years;

(c)	do not contain any software virus and have not within the last twelve months been infected by any software virus or accessed by any unauthorised person;

(d)	have sufficient capacity and performance to meet the current and foreseeable business requirements of the Company and its Subsidiaries;

(e)	include sufficient user information to enable reasonably skilled personnel in the field to use and operate the IT System without the need for further assistance; and

(f)	have been satisfactorily and regularly maintained and the IT System has the benefit of appropriate maintenance and support agreements, complete and accurate particulars of which are set out in Part 2 of Schedule 6.

21.7	The Company and its Subsidiaries have implemented appropriate procedures (including in relation to off-site working where applicable) for ensuring the security of the IT System and the confidentiality and integrity of all data stored in it.

21.8	The Company and its Subsidiaries have in place a disaster recovery plan which is fully documented and would enable the business of the Company and its Subsidiaries to continue if there were significant damage to or destruction of some or all of the IT System.

21.9	The IT System is capable of performing its functions in multiple currencies; displaying and printing the generally accepted symbols for any currency; and processing the generally accepted codes for any currency.

22.	DATA PROTECTION

The Company and its Subsidiaries have fully complied with the requirements of all applicable legislation concerning rights in respect of privacy and personal data.

23.	EMPLOYMENT

23.1	The name of each person who is a Director is set out in Schedule 1.

23.2	The Disclosure Schedule includes details of all individuals employed by the Company or any of its Subsidiaries and the principal terms of their contract including:

(a)	the individual’s name;

(b)	the company which employs them;

(c)	the individual’s date of birth;

(d)	the country in which the individual is employed and/or is paid;

(e)	the law governing the contract of employment, if any;

(f)	the remuneration of each individual (including any benefits and privileges provided, or which the Company or its Subsidiary is bound to provide to them or their dependants whether now or in the future);

(g)	the commencement date of each contract, and the length of service of the employee;

(h)	the length of notice necessary to terminate the contract of employment or, if a fixed term, the expiry date of the fixed term and details of any previous renewals; and

(i)	the type of contract (whether full- or part-time or other).

23.3	The Disclosure Schedule includes details of all individuals who are providing services to the Company or any of its Subsidiaries under an agreement which is not a contract of employment with the Company or other relevant Subsidiary (including, in particular, where the individual acts as a consultant or contractor) and the particulars of the terms on which the individual provides services, including:

(a)	the individual’s name;

(b)	the company which engages them;

(c)	any country in which the individual provides services;

(d)	the law governing the agreement;

(e)	the remuneration of the individual (including any benefits and privileges provided, or which the Company or any of its Subsidiaries is bound to provide to them or their dependants, whether now or in the future);

(f)	the length of notice necessary to terminate the agreement or, if a fixed term, the expiry date of the fixed term and the details of any previous renewals.

23.4	The Disclosure Schedule includes particulars of all the employees of the Company and its Subsidiaries who are on secondment, maternity leave or other statutory leave or absent due to ill-health or for any other reason.

23.5	No notice to terminate the contract of employment of any employee of the Company or any of its Subsidiaries (whether given by the relevant employer or by the employee) is so far as the Selling Shareholders are aware, pending, outstanding or threatened, and no dispute is otherwise outstanding between:

(a)	the Company and any of its current or former employees relating to their employment, its termination or any reference given by the Company regarding them; or

(b)	any of the Company’s Subsidiaries and any of their current or former employees relating to their employment, its termination or any reference given by any of the Company’s Subsidiaries regarding them.

23.6	No offer of employment has been made by the Company or by any of its Subsidiaries to any individual which has not yet been accepted or which has been accepted but where the individual’s employment has not yet started.

23.7	The acquisition of the Sale Shares by the Buyer or compliance with the terms of this deed will not entitle any Directors, officers or employees of the Company or any of its Subsidiaries to terminate their employment or receive any payment or other benefit.

23.8	All contracts of employment between the Company and its employees and between each of its Subsidiaries and that Subsidiary’s employees are terminable at will without compensation (except compensation payable under the applicable law).

23.9	Neither the Company nor any of its Subsidiaries is a party to, bound by or proposing to introduce in respect of its Directors and employees any redundancy payment scheme in addition to statutory redundancy pay, nor is there any agreed procedure for redundancy selection.

23.10	Neither the Company nor any of its Subsidiaries is a party to, bound by or proposing to introduce in respect of any of its Directors or employees any incentive scheme (including, without limitation, any share option arrangement, profit sharing, commission or bonus scheme).

23.11	There are no incentive schemes or other incentive arrangements (including, without limitation, any share option arrangement, commission, profit sharing or bonus scheme) in which the Company or any of its Subsidiaries or any of their respective Directors or employees participates.

23.12	Neither the Company nor any of its Subsidiaries has incurred any actual or contingent liability in connection with any termination of employment of its employees (including redundancy payments), or for failure to comply with any order for the reinstatement or re-engagement of any employee.

23.13	Neither the Company nor any of its Subsidiaries has incurred any liability for failure to provide information or to consult with employees under any applicable employment legislation.

23.14	Neither the Company nor any of its Subsidiaries has made or agreed to make a payment, or provided or agreed to provide a benefit to a present or former Director, officer or employee, or to their dependants in connection with the actual or proposed termination or suspension or variation of an employment contract.

23.15	Neither the Company nor any of its Subsidiaries has in the last twelve months altered and they shall not alter (whether to take effect prior to, on or after the Closing Date) any of the terms of employment or engagement of any of the employees (without the prior written consent of the Buyer).

23.16	Neither the Company nor any of its Subsidiaries has or will transfer or agree to transfer any employee from working for the Company or any of its Subsidiaries or induce any employee to resign their employment with the Company or any of its Subsidiaries without the prior written consent of the Buyer.

23.17	There are no sums owing to or from any employee other than reimbursement of expenses, wages for the current salary period and holiday pay for the current holiday year.

23.18	Neither the Company nor any of its Subsidiaries has offered, promised or agreed to any future variation in the contract of any employee.

23.19	The Disclosure Schedule includes true, complete and accurate:

(a)	copies of all contracts, handbooks, policies and other documents which apply to the employees; and

(b)	copies of all agreements or arrangements with any trade union, employee representative body or body of employees and their representatives (whether binding or not) and details of any unwritten agreements or arrangements which may affect any employee.

23.20	In respect of each employee, the Company and its Subsidiaries have:

(a)	performed all obligations and duties they are required to perform (and settled all outstanding claims), whether or not legally binding and whether arising under contract, applicable legislation or otherwise;

(b)	complied with the terms of any relevant agreement or arrangement with any trade union, employee representative or body of employees or their representatives (whether binding or not); and

(c)	maintained adequate, suitable and up to date records.

23.21	No employee is subject to a current disciplinary warning or procedure.

23.22	Neither the Company nor any of its Subsidiaries is involved in any material industrial or trade dispute or negotiation regarding a claim with any trade union or other group or organisation representing employees and there is nothing likely to give rise to such a dispute or claim.

24.	PROPERTY

24.1	The definitions in this paragraph apply in this deed.

Current Use: the use for each Property as set out in Schedule 8.

Previously-owned Land and Buildings: land and buildings that have, at any time before the date of this deed, been owned and/or occupied and/or used by the Company or any of its Subsidiaries, but which are either no longer owned, occupied or used by the Company or any of its Subsidiaries, or are owned, occupied or used by one of them but pursuant to a different lease, licence, transfer or conveyance.

Properties: all those properties identified in Schedule 8 and Property means any one of them or any part or parts of them.

24.2	The particulars of the Properties set out in Schedule 8 are true, complete and accurate.

24.3	The Properties are the only real properties owned, leased, used or occupied by the Company and its Subsidiaries.

24.4	Neither the Company nor any of its Subsidiaries has any right of ownership, right of use, option, right of first refusal or contractual obligation to purchase, or any other legal or equitable right affecting any land or buildings other than the Properties.

24.5	Neither the Company, nor any company that is or has at any time been a Subsidiary of the Company, has any actual or contingent liability in respect of Previously-owned Land and Buildings.

24.6	Neither the Company nor any company that is or has at any time been a Subsidiary of the Company has given any guarantee or indemnity for any liability relating to any of the Properties and Previously-owned Land and Buildings or any other land or buildings.

24.7	All the Properties are actively used by the Company or its Subsidiaries in connection with the business of the Company or its Subsidiaries.

24.8	The information contained in Schedule 8 is complete and accurate and includes all the information needed to identify:

(a)	the Properties;

(b)	all landlords of leased Properties; and

(c)	the Current Use of the Properties.

24.9	The Company, or the Subsidiary identified as the owner of each Property in Schedule 8, is solely legally and beneficially entitled and has a good and marketable title, to it.

24.10	The Properties are each exclusively occupied either by the Company or by the Subsidiary identified as the occupier in Schedule 8.

24.11	The Properties are free from claims, liabilities, third party rights, private rights to restrict the use of any Property (other than any right to restrict use in accordance with the terms of any lease under which a Property is held), rights of occupation, options, rights to acquire, rights of first refusal, financial obligations (including public financial obligations), security interests, public rights and public restrictions.

24.12	There are appurtenant to each Property, all rights necessary for their Current Use and enjoyment (without restriction as to time or otherwise). Access to each Property is over public roads maintained at public expense and such roads immediately abut each Property at each point where access is gained.

24.13	The contractual date for termination of each lease under which any Property is held is accurately stated in Schedule 8.

24.14	The terms of any lease under which any Property is held are not unusual or onerous. There is no outstanding breach of any obligation under any such lease. There is no outstanding application for any consent under any such lease. There is no pending rent review under any such lease.

24.15	Neither the Company nor any of its Subsidiaries has received or is aware of any notice, order or proposal, which would adversely affect the value or use or enjoyment of any of the Properties, or access to or from any of them.

24.16	None of the Properties is held on terms that would allow any landlord or other third party to change those terms, or terminate the right of the Company or any of its Subsidiaries to hold the Property, by reason of a Change of Control of the Company.

24.17	There are no disputes relating to or affecting any of the Properties.

24.18	The Current Use of each of the Properties is set out in Schedule 8 and is authorised under the applicable law and regulations and any permissions authorising that use are unconditional, permanent and not personal. Where applicable, the present use is in accordance with the provisions of any lease under which the Property is held.

24.19	There has been no breach of any applicable law or regulation in respect of any of the Properties.

24.20	Each of the Properties is in a good state of repair and condition and is fit for the Current Use.

24.21	There are no development works, redevelopment works or fitting-out works outstanding in respect of any of the Properties.

24.22	None of the Properties has suffered from any of the following:

(a)	flooding;

(b)	subsidence;

(c)	structural defects;

(d)	defects in the drains and services from time to time serving the Properties; or

(e)	dry rot, wet rot, rising damp or any infestation.

24.23	Neither the Company, nor any of its Subsidiaries, have received any adverse report from any engineer, surveyor or other professional relating to any of the Properties and no Selling Shareholder or the Company is aware of any predecessor in title having done so.

24.24	All replies given in writing by or on behalf of any Selling Shareholder, the Company or any Subsidiary, in response to any enquiries raised in writing by or on behalf of the Buyer in relation to the Properties were complete and accurate at the date they were given and would still be complete and accurate if the replies were instead being given on the Closing Date. In this paragraph 24.24, the expression in writing shall include e-mail.

25.	ACCOUNTS

25.1	The Accounts have been prepared in accordance with the accounting standards, policies, principles and practices generally accepted in Australia and in accordance with the law of that jurisdiction.

25.2	The Accounts have been audited by an auditor of good repute qualified in Australia and the auditor has given an auditor’s certificate without qualification.

25.3	The Accounts:

(a)	make proper and adequate provision or reserve for all bad and doubtful debts, obsolete or slow-moving stock and for depreciation on non current assets;

(b)	do not overstate the value of current or non current assets; and

(c)	do not understate or omit to state any liabilities (whether actual or contingent). For the avoidance of doubt, there are no off-balance sheet liabilities.

25.4	The Accounts give a true and fair view of the state of affairs of the Company and its Subsidiaries (and, in relation to the consolidated accounts, of the Company and its Subsidiaries and of the Company’s Group as a whole) as at the Accounts Date and of the profit and loss of the Company and its Subsidiaries and of the Company’s Group for the financial year ended on that date.

25.5	The Accounts contain either provision adequate to cover, or full particulars in notes of, all Taxation (including deferred taxation) and other liabilities (whether quantified, contingent, disputed or otherwise) of the Company and its Subsidiaries as at the Accounts Date.

25.6	The Accounts are not affected by any unusual or non-recurring items or any other factor that would make the financial position and results shown by such Accounts unusual or misleading in any material respect.

25.7	The Accounts have been filed in accordance with the requirements of the law of Victoria, Australia.

25.8	The Accounts have been prepared on a basis consistent with the audited accounts of, as the case may be, the Company, its Subsidiaries or the consolidated accounts of the Company and Subsidiaries, for the three prior accounting periods without any change in accounting policies used.

25.9	The Management Accounts are accurate and not misleading in all material respects; have been prepared with reasonable care and diligence; have not been prepared in accordance with any generally accepted accounting principles or accounting standards; and have been prepared on a basis consistent with the monthly management accounts of the Company for the previous 24 months.

25.10	Since the Accounts Date, all monthly management accounts of the Company and the Subsidiaries have been prepared on a basis consistent with that employed in preparing the Accounts and without any change in accounting policies used.

26.	FINANCIAL AND OTHER RECORDS

26.1	All financial and other records of the Company and of each of its Subsidiaries:

(a)	have been properly prepared and maintained;

(b)	constitute an accurate record of all matters that ought to appear in them;

(c)	do not contain any material inaccuracies or discrepancies; and

(d)	are in the possession of the Company or the Subsidiary to which they relate.

26.2	No notice has been received or allegation made that any of those records are incorrect or should be rectified.

26.3	All statutory records, including the accounting records, required to be kept or filed by the Company or any of its Subsidiaries have been properly kept or filed and comply with all requirements of any applicable legislation.

26.4	All deeds and documents belonging to the Company are in the possession of the Company and those belonging to its Subsidiaries are in the possession of the Subsidiary to which they belong.

27.	CHANGES SINCE ACCOUNTS DATE

Since the Accounts Date:

(a)	the Company and each of its Subsidiaries has conducted its business in the normal course consistent with past practice and as a going concern;

(b)	neither the Company nor any of its Subsidiaries has sold, disposed of, leased or licensed any asset, including without limitation, inventory, incurring account (payable or receivable), or acquired any material asset, except in the ordinary course of business;

(c)	the Company and each of its Subsidiaries has paid all accounts payable on a current basis (other than any account as to which bona fide dispute exists or for which an invoice has not been received);

(d)	the Company and each of its Subsidiaries has properly maintained inventories, materials and supplies with the ordinary course of business;

(e)	neither the Company nor any of its Subsidiaries has increased the annual level of compensation of any employee or has employed or engaged or renewed any new employee or consultant;

(f)	neither the Company nor any of its Subsidiaries has terminated any employees or consultants;

(g)	neither the Company nor any of its Subsidiaries has amended, terminated or arranged any agreement with vendors, customers or suppliers other than in the ordinary course of business;

(h)	neither the Company nor any of its Subsidiaries has entered into, renewed or terminated any distribution agreement;

(i)	neither the Company nor any of its Subsidiaries has granted or entered into any mortgage, security, charge, surety, guarantee or indemnity (save for liens arising from the ordinary course of business);

(j)	neither the Company nor any of its Subsidiaries has assumed any liability or obligation or has given any commitment, in any case which is outside the ordinary course of business;

(k)	neither the Company nor any of its Subsidiaries has permitted any insurance to lapse or done or omitted to do anything which could make any insurance policy void or voidable;

(l)	neither the Company nor any of its Subsidiaries has entered into any agreement (conditional or otherwise) to do any of the above;

(m)	there has not been any damage destruction or loss to the assets or Properties of the Company or its Subsidiaries;

(n)	there has not been (i) any declaration, setting aside or authorizing the payment of, any dividend or other distribution in respect of any capital stock of the Company or any of its Subsidiaries or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any of the outstanding capital stock or other ownership interest in the Company or any of its Subsidiaries or (ii) any amount or asset paid or otherwise distributed to any Selling Shareholder by the Company or any of its Subsidiaries, whether as compensation or otherwise;

(o)	there has not been any change by the Company or any of its Subsidiaries in accounting principles, methods or policies except as provided for by any applicable law;

(p)	neither the Company nor any of its Subsidiaries has failed to promptly pay and discharge any current liabilities except where disputed in good faith by appropriate proceedings;

(q)	neither the Company nor any of its Subsidiaries has mortgaged, pledged or subjected to any Encumbrance any of its material assets, other than Permitted Encumbrances;

(r)	neither the Company nor any of its Subsidiaries has discharged or satisfied any Encumbrance, or paid any obligation or liability (fixed or contingent), except in the ordinary course of business consistent with past practice and which, in the aggregate, would not be material to the Company or the Subsidiary;

(s)	neither the Company nor any of its Subsidiaries has incurred any new indebtedness other than any indebtedness created in the ordinary course of business and in accordance with its past practice;

(t)	the Company and each of its Subsidiaries has caused to be done all things necessary to maintain, preserve and renew its corporate existence and all material licenses, authorizations, registrations and permits necessary to the conduct of its business;

(u)	the Company has maintained and kept its Properties in working order and condition, normal wear and tear excepted;

(v)	the Company has not received letter of complaint or letter of cancellation from customers;

(w)	neither the Company nor any of its Subsidiaries has suffered from interruption or other problems with manufacturing or production of the Products;

(x)	no shareholder resolutions of the Company or any of its Subsidiaries have been passed other than as routine business at the annual general meeting;

(y)	there has been no abnormal increase or reduction of inventory; and

(z)	none of inventory reflected in the Accounts has realised an amount less than the value placed on it in the Accounts.

28.	EFFECT OF SALE OF SHARES

Neither the acquisition of the Sale Shares by the Buyer nor compliance with the terms of this deed will:

(a)	cause the Company or any one of its Subsidiaries to lose the benefit of any right or privilege it presently enjoys; or

(b)	relieve any person of any obligation to the Company or any of its Subsidiaries (whether contractual or otherwise), or enable any person to determine any such obligation or any right or benefit enjoyed by the Company or any of its Subsidiaries, or to exercise any right in respect of, the Company or any of its Subsidiaries; or

(c)	give rise to or cause to become exercisable any right of pre-emption over the Sale Shares; or

(d)	entitle any person to receive from the Company or any of its Subsidiaries any finder’s fee, brokerage or other commission in connection with the purchase of the Sale Shares by the Buyer; or

(e)	entitle any person to acquire, or affect the entitlement of any person to acquire, any shares in the Company or any of the Subsidiaries; or

(f)	result in any customer or supplier being entitled to cease dealing with the Company or any of its Subsidiaries or to reduce substantially its existing level of business or to change the terms on which it deals with the Company or any of its Subsidiaries; or

(g)	so far as each Selling Shareholder or the Company is aware, result in any officer or senior employee leaving the Company or any of its Subsidiaries; or

(h)	result in a breach of contract, law, regulation, order, judgment, injunction, undertaking, decree or other like imposition; or

(i)	result in the loss or impairment of or any default under any licence, authorisation or consent required by the Company or any of its Subsidiaries for the purposes of its business; or

(j)	result in the creation, imposition, crystallisation or enforcement of any Encumbrance on any of the assets of the Company or its Subsidiaries; or

(k)	result in any present or future indebtedness of the Company becoming due and payable, or capable of being declared due and payable, prior to its stated maturity date or in any financial facility of the Company or any of its Subsidiaries being withdrawn.

29.	SELLING SHAREHOLDER REPRESENTATIVE

29.1	Each Selling Shareholder has appointed, authorized and empowered the Selling Shareholder Representative to be the exclusive proxy, representative, agent and attorney-in-fact of such Selling Shareholder, with full power of substitution, (a) to make all decisions and determinations and to act and execute, deliver and receive all payments, documents, notices, instruments and consents on behalf of and as agent for such Selling Shareholder at any time in connection with, and that may be necessary or appropriate to accomplish the intent and implement the provisions of, the deed, (b) to facilitate the consummation of the transactions contemplated hereby and in connection with the activities to be performed by or on behalf of such Selling Shareholder hereunder, (c) to negotiate, enter into settlements and compromises of, and/or resolve with the Buyer, and following Closing, the Company, any disputes arising in connection with or under the deed and to the extent necessary, comply with orders of courts and awards of arbitrators or other third-party intermediaries related thereto, and (d) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Selling Shareholder Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the activities described in clause 23 of the deed and the transactions contemplated by the deed.

30.	RETIREMENT BENEFITS

30.1	The definitions in this paragraph apply in this clause 30:

Chosen Funds means the superannuation funds to which the Company or its Subsidiaries makes superannuation contributions in respect of any Employees or Directors, each of which is a ‘chosen fund’ of the Employee or Director within the meaning of Part 3A of the SGA Act or is operated by an entity not associated with, or related to, the Company or its Subsidiaries.

Company’s Default Superannuation Fund means AustralianSuper (SFN# 2683-519-45).

Director means a director of the Company in respect of whom the Company is obliged to make superannuation contributions in order not to be liable to pay a superannuation guarantee charge under the SGA Act.

Employee has the meaning given to that term in the SGA Act.

SGA Act means the Superannuation Guarantee (Administration) Act 1992 (Cth).

30.2	Each Employee and Director is a member of the Company’s Default Superannuation Fund or a Chosen Fund, and the Company and its Subsidiaries do not contribute (in respect of the Employees and Directors) to any other superannuation fund, scheme or other arrangement providing superannuation, retirement, death, disability or similar benefits.

30.3	Except for its obligations in respect of the Company’s Default Superannuation Fund or a Chosen Fund, neither the Company nor any of its Subsidiaries is under any present legal liability or voluntary commitment (whether or not legally binding) to pay any of the Employees or Directors any pension, superannuation, retirement or similar benefit.

30.4	Neither the Company nor any of its Subsidiaries has any liability to pay any amount by way of superannuation guarantee charge pursuant to the SGA Act, or any other amount by reason of the application of the SGA Act, in respect of any of the Employees or Directors for any ‘quarter’, as defined in the SGA Act, up to Closing.

30.5	The following applies with respect to the Company’s Default Superannuation Fund and the Chosen Funds:

(a)	otherwise than in the ordinary course of administration, there are no outstanding and unpaid contributions on the part of the Company or any of its Subsidiaries, the Selling Shareholders or any other person who is required to contribute to the fund in respect of the Employees or the Directors;

(b)	so far as the Selling Shareholders are aware, no Employee or Director who is a member of the Company’s Default Superannuation Fund or a Chosen Fund has any right or entitlement to have any contribution to or benefit under such fund augmented, increased or accelerated by reason of this deed or by reason of any other arrangement, agreement or understanding;

(c)	no undertaking or assurance has been given to any Employee or Director as to the continuance, introduction, increase or improvement of any contributions to or benefits under the Company’s Default Superannuation Fund or a Chosen Fund;

(d)	the contribution obligations of the Company, the Selling Shareholders and any other person who is required to contribute to the Company’s Default Superannuation Fund or a Chosen Fund in respect of the Employees or Directors have been disclosed to the Buyer.

Part 2. Tax warranties

The Company and each Selling Shareholder makes the following representations and warranties:

1.	GENERAL

1.1	All notices, returns (including any land transaction returns), reports, accounts, computations, statements, assessments, claims, disclaimers, elections and registrations and any other necessary information which have, or should have, been submitted by the Company or any Subsidiary to any Taxation Authority for the purposes of Taxation have been made on a proper basis, were submitted within applicable time limits and were accurate and complete. None of the above is, or is likely to be, the subject of any material dispute with any Taxation Authority.

1.2	All Taxation for which the Company or any Subsidiary has been, or is, liable to account has been duly paid (insofar as such Taxation ought to have been paid) by the due dates and no penalties, fines, surcharges or interest have been incurred.

1.3	The Company and each Subsidiary maintain complete and accurate records, invoices and other information in relation to Taxation that meet all legal requirements and enable the tax liabilities of the Company and any Subsidiary to be calculated accurately.

1.4	All Taxation deductible or otherwise withheld under any Taxation Statute has, so far as is required to be deducted or withheld, been deducted or withheld from all payments made (or treated as made) by the Company or any Subsidiary. All amounts due to be paid to the relevant Taxation Authority on or before the date of this deed have been so paid.

1.5	The Disclosure Schedule contains details of all concessions, agreements and arrangements that the Company or any Subsidiary has entered into with a Taxation Authority.

1.6	Neither the Company nor any Subsidiary is, or will become, liable to make to any person (including any Taxation Authority) any payment in respect of any liability to Taxation which is primarily or directly chargeable against, or attributable to, any other person (other than the Company or any Subsidiary).

1.7	The Accounts make full provision or reserve in accordance with generally accepted accounting principles for all Taxation for which the Company or the relevant Subsidiary is accountable at that date. Proper provision has been made and shown in the Accounts for deferred taxation in accordance with generally accepted accounting principles.

2.	CAPITAL GAINS

The net book value shown in, or adopted for the purposes of, the Accounts as the value of each of the tangible fixed assets of the Company or any Subsidiary does not exceed the amount which on a disposal of such asset at the date of this Deed would be taken into account as acquisition cost in computing the capital gain.

3.	CAPITAL LOSSES

Details of all capital losses available for use by the Company or any Subsidiary are set out in the Disclosure Schedule (including, if applicable, any available fractions in respect of that loss).

4.	NET OPERATING LOSSES

Details of all net operating losses available for use by the Company or any Subsidiary are set out in the Disclosure Schedule (including, if applicable, any available fractions in respect of that loss).

5.	DEPRECIATION RELIEFS

Neither the Company nor any Subsidiary has owned at the Accounts Date any asset which, if disposed of at the date of this deed for consideration equal to its net book value as included in the Accounts, would give rise to a clawback or disallowance of depreciation relief.

6.	DISTRIBUTIONS AND OTHER PAYMENTS

No distribution or deemed distribution has been made (or will be deemed to have been made) by the Company or any Subsidiary, except dividends shown in their statutory accounts, and neither the Company nor any Subsidiary is bound to make any such distribution.

7.	LOANS AND DERIVATIVES

All financing costs, including interest, discounts and premiums payable by the Company or any Subsidiary in respect of its loans and amounts payable by the Company or any Subsidiary in respect of its derivatives contracts, are deductible by the Company or the Subsidiaries in computing their profits, gains or losses for Taxation purposes.

8.	TAX GROUPS AND FISCAL UNITIES

8.1	The Disclosure Schedule contains full particulars of:

(a)	all groups and consolidated groups for Taxation purposes and fiscal unities of which the Company or any Subsidiary is, or has been, a member within the last seven years;

(b)	every agreement relating to the use of group relief or allowance to which the Company or any Subsidiary is, or has been, a party within the last seven years; and

(c)	any arrangements for the payment of group Taxation liabilities to which the Company or any Subsidiary has ever been party.

8.2	All claims made by the Company and the Subsidiaries for group relief or allowance were valid when made and have been or will be allowed by way of relief from or allowance or credit against Taxation. All arrangements entered into by the Company and the Subsidiaries in relation to groups and consolidated groups for Taxation purposes and fiscal unities were valid when made and will be valid up to Closing. The Company and the Subsidiaries have met all procedural and other requirements of all Taxation Statutes in respect of such claims, unities or groups.

8.3	Neither the execution nor completion of this Deed, nor any other event since the Accounts Date, will result in the clawback or disallowance of any group relief or allowance previously given.

9.	INTANGIBLE ASSETS AND INTELLECTUAL PROPERTY

For the purposes of this paragraph 9, references to intangible fixed assets mean intangible fixed assets, goodwill and intellectual property.

The Disclosure Schedule sets out the amount of expenditure on each of the intangible fixed assets of the Company and the Subsidiaries and provides the basis on which any deduction or allowance relating to that expenditure has been taken into account in the Accounts or, in relation to expenditure incurred since the Accounts Date, will be available to the Company or any Subsidiary. No circumstances have arisen since the Accounts Date by reason of which that basis might change.

10.	COMPANY RESIDENCE AND OVERSEAS INTERESTS

10.1	The Company and the Subsidiaries have, throughout the past seven years, been resident in Victoria, Australia for Taxation purposes and have not, at any time in the past seven years, been treated as resident in any other jurisdiction for the purposes of any double taxation arrangements.

10.2	Neither the Company nor any Subsidiary holds, or within the last seven years has held, shares in a company which is not resident in Victoria, Australia or a permanent establishment or taxable presence outside Victoria, Australia.

11.	TRANSFER PRICING

All transactions or arrangements made by the Company or any Subsidiary have been made on arm’s length terms and the processes by which prices and terms have been arrived at have, in each case, been fully documented. No notice, enquiry or adjustment has been made by any Taxation Authority in connection with any such transactions or arrangements.

12.	ANTI-AVOIDANCE

Neither the Company nor any Subsidiary has been involved in any transaction or series of transactions the main purpose, or one of the main purposes of which, was the avoidance of Taxation, or any transaction that produced a loss for Taxation purposes with no corresponding commercial loss.

13.	INDIRECT TAXES

13.1	The Company and the Subsidiaries are each taxable persons and are each registered for the purposes of Indirect Tax.

13.2	The Disclosure Schedule sets out the prescribed Indirect Tax accounting periods of the Company and the Subsidiaries.

13.3	Neither the Company nor any Subsidiary is or has been, in the period of six years ending with the Closing Date, a member of a group for the purposes of Indirect Tax.

13.4	All supplies made by the Company or any Subsidiary are subject to Indirect Tax. Neither the Company nor any Subsidiary has been, or will be, denied full credit or allowance for all Indirect Tax paid or suffered by it.

14.	SHARE CAPITAL ACCOUNT NOT TAINTED

The share capital account of the Company and those of its Subsidiaries has not been tainted for the purposes of Division 197 of the Income Tax Assessment Act 1997.

15.	STAMP DUTIES AND TRANSFER TAXES

15.1	Any document that may be necessary or desirable in proving the title of the Company or any Subsidiary to any asset which is owned by the Company or any Subsidiary at Closing, is duly stamped for stamp duty purposes or has had the transfer or registration tax due in respect of it paid.

15.2	Neither entering into this deed nor the consummation of the transactions contemplated hereby will result in the withdrawal of any stamp duty or transfer or registration tax relief granted on or before Closing which will affect the Company or any Subsidiary.

15.3	The Disclosure Schedule sets out full and accurate details of any asset acquired or held by the Company or any Subsidiary before Closing in respect of which the Company or the Selling Shareholders are aware, or ought reasonably to be aware, that an additional Taxation return will be required to be filed with a Taxation Authority and/or a payment of stamp duty or transfer or registration tax made on or after Closing.

Schedule 4 March Balance Sheet

Schedule 5 Intellectual property rights

Schedule 6 Information technology

1

Schedule 7 None.

2

Schedule 8 Particulars of properties

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Schedule 9 Disclosure schedule

1.	DISCLOSURES REFERRED TO IN THE DEED

The contents of the documents referred to in this paragraph are deemed to be Disclosed:

(a)	The constitutional documents of the Company and its Subsidiaries;

(b)	The document containing particulars of the insurance policies maintained by or on behalf of the Company and its Subsidiaries;

(c)	A list of all territories and countries where each Product of the Business is approved, cleared or registered for sale and the name in which the each such registration is held;

(d)	A list of each territory or country in which the Company or its Subsidiaries have distributed and/or sold the Products:

(e)	A list of the names and addresses of the 10 (ten) most significant suppliers of raw materials to the Company and its Subsidiaries during the twelve-month period ended July 31, 2014;

(f)	A list of the Material Contracts;

(g)	The document containing particulars of all money borrowed by the Company or any of its Subsidiaries;

(h)	The document containing particulars of the balance on the bank accounts of the Company and its Subsidiaries on the day immediately preceding the date of this deed;

(i)	The list of all the employees of the Company and its Subsidiaries and the particulars of their employment;

(j)	The list of all individuals providing services to the Company or its Subsidiaries under an agreement which is not a contract of employment with the Company or any of its Subsidiaries and the particulars of the terms on which they provide services;

(k)	The list of all employees on secondment, maternity leave or who are absent due to ill-health or for any other reason;

(l)	The document containing the particulars of all agreements or arrangements with any trade union, group or organisation representing employees that relate to any employees of the Company or its Subsidiaries;

(m)	Details of confidentiality undertakings;

(n)	The quantity of the Company’s and its Subsidiaries’ inventory of Products existing as of June 30, 2014 by stock-keeping unit and a complete list of the addresses of all warehouses and other facilities in which such inventory is located.

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(o)	Schedules 1, 2, 4, 5, 6, and 7.

2.	SPECIFIC DISCLOSURES AGAINST WARRANTIES

The provision of this deed against which the disclosure is made	The disclosure

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Schedule 10 Tax Covenant

1.	TAX COVENANT

1.1	Tax indemnity

(a)	Subject to paragraphs 1.2 to 1.6 (inclusive) of this Schedule, the Selling Shareholders must pay the following amounts, unless and except to the extent such amount is, or has, either:

(i)	been provided for in the Accounts or otherwise Disclosed;

(ii)	incurred as a result of the sale of the Seller Shares under the deed;

(iii)	arisen out of or in respect of an increase in the rate of Tax after the date of this deed;

(iv)	arisen out of a change in Taxation Statute after the date of this Deed, including a change in Taxation Statute which takes effect retrospectively (except where the change in Taxation Statute was publicly announced as at the date of this Deed); or

(v)	arisen from any election or choice made by the Company in relation to Taxation, after Completion;

within 14 days of provision of the notice referred to in paragraph 1.2:

(A)	the amount of any Tax which the Company may be called upon to pay in respect of any Income Year ending before Closing and in respect of the period from the first day of the next Income Year to Closing which has not been paid prior to Closing;

(B)	the amount of any Tax which the Company may be called upon to pay, deduct or withhold in respect of any payments made by the Company prior to Closing;

(vi)	the amount of any stamp duties payable in respect of any agreement, deed, other document or transaction entered into prior to Closing to which the Company is or has been a party or by which the Company derives, has derived or will derive a benefit; and

the amount of any Liability for Tax which may arise as a consequence of the Company or the Selling Shareholders having obtained relief (whether by way of deferred capital gains tax or otherwise) and which has or will become payable as a result of entry into this Agreement.

(b)	The amount to be paid under paragraphs (a)(i) to (a)(iv) above must be paid:

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(i)	to the relevant Taxation Authority where that amount has not been paid by the Company or the Buyer at the time the notice is given; or

(ii)	to the Company or the Buyer (as directed by the Buyer) in all other cases. Notwithstanding the foregoing, the Buyer shall be entitled, in its sole discretion, to offset any payments due from the Buyer to the Selling Shareholders, including, without limitation, the Deferred Payment, against any amount due to the Company or the Buyer under this Schedule.

(c)	Any payment made by the Selling Shareholders pursuant to this item shall be made by way of a reduction in the Purchase Price for the Sale Shares.

1.2	Selling Shareholders requires notice of claim

(a)	The Buyer shall, within 15 Business Days after receipt by the Company of any relevant assessment from the Taxation Authority, give to the Selling Shareholder Representative notice of the claim and a copy of that assessment, subject to the Selling Shareholder Representative’s undertaking to maintain the confidentiality of any such materials.

(b)	The failure by the Buyer to give notice to the Selling Shareholders within the relevant period of time referred to in 1.2(a) does not affect the Selling Shareholders’ obligations under paragraph 1.1 and the Selling Shareholders’ remedy is in damages only, however the Selling Shareholders’ liability for the claim will be reduced to the extent that any failure by the Buyer to comply with clause 1.2(a) has increased the amount of the Buyer’s claim.

1.3	Dispute of assessment

Where:

(a)	notice is given in accordance with paragraph 1.2;

(b)	the Selling Shareholders propose to dispute on behalf of the Company or the Buyer (as the case may be) the assessment; and

(c)	payment of the assessment is required in order to dispute the assessment,

the Selling Shareholders must pay the amount of the assessment.

1.4	Selling Shareholders to bear costs of dispute

Where:

(a)	notice is given in accordance with paragraph 1.2;

(b)	the Selling Shareholders, within 30 days after receiving notice in accordance with paragraph 1.2, gives the Buyer notice that the Selling Shareholders propose to dispute on behalf of the Company or the Buyer (as the case may be) the assessment; and

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(c)	the Selling Shareholders have complied with paragraph 1.3,

the Buyer must take such action as the Selling Shareholders may reasonably request (by notice to the Buyer) to object to, appeal against or settle the assessment, if the Selling Shareholders bear all the costs and expenses of taking such actions (including the costs to the Buyer and the Company (as the case may be) involved in engaging its staff in the matter) and any costs awarded in favour of any government or Taxation Authority.

1.5	Selling Shareholders to be reimbursed payment

Where a payment has been made by the Selling Shareholders under paragraph 1.3 and the matter in respect of which the payment is made is ultimately resolved in favour of the Company, the Buyer must cause the Company (as the case may be), within 15 Business Days following receipt of the money from the relevant Taxation Authority, to pay an equivalent amount to the Selling Shareholders. The Buyer shall be entitled to pay such equivalent amount to the Selling Shareholders in full discharge of its obligations under this paragraph 1.5.

1.6	Involvement of Selling Shareholders in Tax audit

The Selling Shareholder Representative shall have the right to be involved in any Tax audit conducted by a Taxation Authority concerning the Company insofar as the audit relates to any period or periods prior to Closing, provided that any costs associated with such involvement shall be borne by the Selling Shareholders.

The Buyer agrees to keep the Selling Shareholder Representative fully informed of any proposed Tax audit.

1.7	No double recovery

To the extent that the Buyer has recovered an amount under paragraph 1.1 in respect of a matter that is also the subject matter of a Warranty, the Buyer will not be entitled to recover that amount in respect of any breach of that Warranty.

1.8	Apportionment of Liability

The Selling Shareholders’ liability pursuant to this Schedule 9 shall be as follows:

(a)	joint and several with respect to the following Selling Shareholders:

(i)	Cereus Holdings Limited;

(ii)	Camrock Services Pty Ltd as trustee for McCormack Family Trust; and

(iii)	Wilkracht Pty Ltd as trustee for Ketharanathan Family Trust;

which for the avoidance of doubt, subject to the limitations on liability set out in clause 7 of the deed, shall mean that the Buyer shall have full recourse against each such Selling Shareholder hereunder regardless of the amount of Sale Shares held by such holder pre-Closing.

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(b)	several with respect to all other Selling Shareholders in proportion to their pre-Closing ownership of Sale Shares to all Sale Shares,

provided that each Selling Shareholder must use their best endeavours to ensure that the Buyer obtains the full benefit of the indemnity provided in this Schedule 9, save that no Selling Shareholder is under any obligation to pay any money in respect of such endeavours. The total liability of a Selling Shareholder who is not a Majority Seller is limited to the amount of Purchase Price received by that Selling Shareholder.

1.9	The provisions of this Schedule 9 survive Closing.

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Executed as a Deed on the date appearing on page 1:

Executed by Xenotis Pty Ltd (ACN 105 933 202) in accordance with Section 127 of the Corporations Act 2001:	) ) )

/s/ Vinogopal Ramayah		/s/ Hugh McCormack
Director		Director/Secretary

Vinogopal Ramayah		Hugh McCormack
Name (please print)		Name (please print)

Signed Sealed and Delivered by Hugh McCormack in the presence of:	) )

/s/ Steven Tang		/s/ Hugh McCormack
Witness		Hugh McCormack

Steven Tang
Name (please print)

Signed Sealed and Delivered by Judith Mary Ketharanathan in the presence of:	) )

/s/ Steven Tang		/s/ Judith Mary Ketharanathan
Witness		Judith Mary Ketharanathan

Steven Tang
Name (please print)

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Signed Sealed and Delivered for and on behalf of Kamal Bose by Vinogopal Ramayah pursuant to power of attorney dated in the presence of:	) )

/s/ Steven Tang		/s/ Vinogopal Ramayah
Witness		Attorney: Vinogopal Ramayah

Steven Tang
Name (please print)

Signed Sealed and Delivered for and on behalf of Yin Kiat Lim by Vinogopal Ramayah pursuant to power of attorney dated in the presence of:	) ) ) )

/s/ Steven Tang		/s/ Vinogopal Ramayah
Witness		Attorney: Vinogopal Ramayah

Steven Tang
Name (please print)

Signed Sealed and Delivered for and on behalf of Amatava Roy by Vinogopal Ramayah pursuant to power of attorney dated in the presence of:	) ) ) )

/s/ Steven Tang		/s/ Vinogopal Ramayah
Witness		Attorney: Vinogopal Ramayah

Steven Tang
Name (please print)

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Signed Sealed and Delivered by Vinogopal Ramayah in the presence of:	) )

/s/ Steven Tang		/s/ Vinogopal Ramayah
Witness		Vinogopal Ramayah

Steven Tang
Name (please print)

Signed Sealed and Delivered for and on behalf of Hock Seng Ng by Vinogopal Ramayah pursuant to power of attorney dated in the presence of:	) ) ) )

/s/ Steven Tang		/s/ Vinogopal Ramayah
Witness		Attorney: Vinogopal Ramayah

Steven Tang
Name (please print)

Signed Sealed and Delivered for and on behalf of Ganesan Pillay by Vinogopal Ramayah pursuant to power of attorney dated in the presence of:	) ) ) )

/s/ Steven Tang		/s/ Vinogopal Ramayah
Witness		Attorney: Vinogopal Ramayah

Steven Tang
Name (please print)

12

Executed by Wilkracht Pty Ltd (ACN 006 083 969) in accordance with Section 127 of the Corporations Act 2001:	) ) ) )

/s/ Judith Mary Ketharanathan
Sole Director/Company Secretary		Director/Secretary

Judith Mary Ketharanathan
Name (please print)		Name (please print)

Executed by Camrock Services Pty Ltd (ACN 073 404 967) in accordance with Section 127 of the Corporations Act 2001:	) ) ) )

/s/ Hugh McCormack
Sole Director/Company Secretary		Director/Secretary

Hugh McCormack
Name (please print)		Name (please print)

Executed by Cereus Holdings Ltd in accordance with Section 180 of the Companies Act 1993 (NZ):	) ) )

/s/ Vinogopal Ramayah
Director		Director/Secretary

Vinogopal Ramayah
Name (please print)		Name (please print)

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Executed by LeMaitre Vascular Pty Ltd (ACN 166 810 920) in accordance with Section 127 of the Corporations Act 2001:	) ) )

/s/ J. Aaron McKeon		/s/ George W. LeMaitre
Director		Director/Secretary

J. Aaron McKeon		George W. LeMaitre
Name (please print)		Name (please print)

Executed by LeMaitre Vascular, Inc. by:	) ) )

/s/ George W. LeMaitre
Chairman and Chief Executive Officer

George W. LeMaitre
Name (please print)

14